Exhibit 10.1

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”) is made the ___________ day of October, 2006 (the “Effective Date”), by and between LENOX, INCORPORATED, a New Jersey corporation (“Seller”), party of the first part, and BTR Capital Fund II, LLC, with its principal office located at 99 Wood Avenue South, Suite 305, Iselin, New Jersey (“Buyer”), party of the second part.

W I T N E S S E T H

1.            Definitions.   Whenever used in this Agreement, the following words and phrases shall have the respective meanings ascribed to them in the Sections of this Agreement referred to below:

(a)            “Brokers” – as defined in Section 20 hereof.

(b)            “Buyer” – as defined in the preamble to this Agreement.

(c)            “Buyer’s Costs” – as defined in Section 4 (b) (ii).

(d)            “Buyer Parties” – as defined in Section 10 hereof.

(e)            “Certification” – as defined in Section 14 hereof.

(f)            “Deposit” – as defined in Section 3 hereof.

(g)            “Due Diligence Period” – as defined in Section 9 hereof.

(h)            “Effective Date” – as defined in the preamble to this Agreement.

(i)             “Environmental Laws” – any and all existing or future federal, state and local statutes, ordinances, regulations, rules, executive orders, standards and requirements, including the requirements imposed by common law, concerning or relating to the protection of health and the environment including, without limitation: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984 (“HSWA”); (iii) the Clean Air Act, as amended, 42 U.S.C. 7901 et seq.; (iv) the Clean Water Act, as amended, 33 U.S.C. 1251 et seq.; (v) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq.; (vi) the Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11 et seq.; (vii) the Industrial Site Recovery Act, as amended, N.J.S.A. 13:1k-6 et seq .; (viii) the Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq.; and (ix) the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq. Any terms mentioned in this Agreement which are defined in any Environmental Laws shall have the meanings ascribed to such terms in said laws; provided, however, that if any of such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment.

(j)             “Lease” – as defined in Section 6(c) hereof.

(k)           “NJDEP” – the New Jersey Department of Environmental Protection or its successor agency.

(l)            “Permitted Title Exceptions” – as defined in Section 4 hereof.

(m)          “Pollutant” – any condition, contamination or substance which is regulated by Environmental Laws.

(n)           “Pomona Property” – as defined in Section 2 hereof.

(o)           “Purchase Price” – as defined in Section 3 hereof.

(p)           “Seller” – as defined in the preamble to this Agreement.

(q)           “Seller Parties” – as defined in Section 10 hereof.

(r)            “Settlement” – as defined in Section 5 hereof.

(s)            “Settlement Date” – as defined in Section 5 hereof.

(t)            “Title Insurer” – as defined in Section 3.

(u)           “USEPA” – the United States Environmental Protection Agency and its successor agencies.

2.              Sale of Pomona Property.   Subject to all of the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the property known as the Lenox China Factory, Tilton Road, Pomona, New Jersey, more particularly described in Exhibit A, attached hereto and made a part hereof (hereinafter referred to as the “Pomona Property”). The Pomona Property shall include (a) all rights, privileges, grants and easements appurtenant thereto, if any, (b) all buildings located at the Pomona Property, (c) all right, title and interest of Seller in and to all permits and approvals to which Seller is a party or as to which it has the benefit, relating to the Pomona Property, to the extent assignable, except for such permits and approvals pertaining to the Environmental Projects, as defined in Section 15(b) of this Agreement. At Closing, Seller shall also assign and transfer to Buyer for no additional charge or consideration, to the extent in existence and in Seller’s possession or under Seller’s direction or control, all warranties, guarantees, plans, specifications and surveys, copies of any books, records and files pertaining to the ownership of the Pomona Property as identified and requested by Buyer to be transferred or assigned from Seller to Buyer either prior to or at any time after the Closing, provided, however, all files, reports and records pertaining to the Environmental Projects shall remain the sole property of Seller.

3.              Purchase Price.   The purchase price for the Pomona Property (the “Purchase Price”) shall be Seven Million and 00/100 Dollars ($7,000,000.00) to be allocated as follows:

The Purchase Price shall be paid by Buyer as follows:

(i)          Two Hundred Thousand and 00/100 Dollars ($200,000.00) by check or wire transfer of immediately available federal funds to Commonwealth Land Title Insurance Company (“Title Insurer”) within two (2) business days after the Effective Date; and

(ii)         Two Hundred Thousand and 00/100 Dollars ($200,000.00) by check or wire transfer of immediately available funds to Title Insurer within two (2) business days following the expiration or termination of the Due Diligence Period; and

(iii)        The balance of the Purchase Price, plus or minus adjustments as provided herein, by wire transfer of immediately available federal funds to such account as Seller shall direct in writing to the Title Insurer as escrow agent at Settlement.

All sums paid by Buyer in accordance with Subsection 3(a) of this Section plus interest earned on said sums, shall be referred to as the “Deposit”. The Deposit shall be held in escrow by the Title Insurer in accordance with the provisions of this Agreement. The parties hereto direct Title Insurer to place the Deposit in an interest-bearing account in a federally insured bank or savings and loan association. At Settlement, the Deposit shall be paid to Seller and credited against the Purchase Price. If this Agreement is terminated pursuant to Section 8 hereof, the Deposit shall be applied as provided therein. If Settlement is not completed hereunder for any other reason whatsoever, the Deposit shall be returned to Buyer. Buyer’s Federal Taxpayer Identification No. is _________________.

4.             Condition of Title.

(a)          The Pomona Property shall be sold and conveyed at Settlement with good and marketable title, subject only to the Permitted Title Exceptions as hereinafter defined. After the Effective Date, Buyer shall order a title search from the Title Insurer, and direct the Title Insurer promptly to deliver to Buyer and Seller, a preliminary title commitment for an ALTA extended owner’s policy of title insurance with respect to the Pomona Property, together with complete and legible copies of all instruments and documents referred to as exceptions to title (the “Title Commitment”). Within two (2) days of the Effective Date, Seller shall deliver to Buyer a copy of any title work in its possession or under its direction or control for the Pomona Property.

Within fifteen (15) days after receipt of the Title Commitment but, in any event, prior to the expiration of the Due Diligence Period, as defined in Section 9(a), Buyer shall give Seller notice of any title exceptions which adversely affect the Pomona Property and as to which Buyer reasonably objects. If any additional title exceptions are revealed after the expiration of the Due Diligence Period, Buyer shall have five (5) days after notice thereof to reasonably object thereto. If, for any reason, Seller is unable or unwilling to take such actions as may be required to cause such exceptions to be removed from the Title Commitment, Seller shall give Buyer notice thereof; it being understood and agreed that the failure of Seller to give such notice within ten (10) days after Buyer’s notice of objection shall be deemed an election by Seller not to remedy such matters. If Seller shall be unable or unwilling to remove any title defects to which Buyer has reasonably objected, Buyer may elect (i) to terminate this Agreement, or (ii) to consummate the transactions contemplated hereby, notwithstanding such title defects and/or title exceptions, without any abatement or reduction in the Purchase Price on account thereof in which such defects and/or title exceptions (both objected to and not objected to by Buyer) shall be considered Permitted Title Exceptions. Buyer shall make any such election by written notice to Seller given on or prior to the fifth business day after Seller’s notice of its inability or unwillingness to cure such defect. Failure of Buyer to give such notice shall be deemed an election by Buyer to proceed in accordance with clause (ii) above.

(b)          If title to the Pomona Property cannot be conveyed to Buyer at Settlement in accordance with the requirements of this Agreement, then Buyer, as its sole remedy, shall have the option of either:

(i)           Taking such title as Seller can cause to be conveyed and waiving the unfulfilled condition, without abatement of the Purchase Price, whereupon the parties hereto shall complete the transaction herein contemplated and the provisions relating to the condition of title shall be deemed waived by Buyer; or

(ii)          Terminating this Agreement by written notice to Seller, whereupon Seller shall reimburse Buyer its actual out-of-pocket costs incurred in connection with this transaction, provided, however, in no event will such reimbursement exceed $40,000.00 (“Buyer’s Costs”), this Agreement shall become null and void; and, thereafter, neither party hereto shall have any further rights, liabilities or obligations hereunder.

(c)          Seller agrees that so long as this Agreement is in effect, Seller shall not voluntarily further encumber the Pomona Property. In the event the Pomona Property is encumbered by an involuntary lien or some other cloud on title, Seller shall use reasonable efforts to cause such lien or cloud to be removed, but Seller shall have no obligation to expend funds to obtain the removal of such involuntary lien or cloud. Notwithstanding the above, Seller shall satisfy all monetary liens or judgments capable of being satisfied by the payment of money.

5.             Settlement.

The closing of title to the Pomona Property (“Settlement”) shall take place on the first business day to occur thirty (30) days after the expiration of the Due Diligence Period or ISRA approval of this transfer of title by the NJDEP, whichever is later, but in no event later than December 30, 2006 (the “Settlement Date”), with time being of the essence, at the offices of the Title Insurer or such other place as Buyer and Seller shall mutually select.

6.            Provisions With Respect to Settlement.   At Settlement, the parties shall deliver, or cause to be delivered, each of the following:

(a)          Deed.   A bargain and sale deed with covenants against grantor for the Pomona Property duly executed and acknowledged by Seller in proper recordable form,

conveying marketable title to the Pomona Property to Buyer subject only to the Permitted Title Exceptions. Each party shall also deliver a written Certification of the continued truth and accuracy of the party’s representations and warranties as of the Settlement Date.

(b)          Possession.   Possession of the Pomona Property, subject to the Leases and Environmental Access and Remediation Agreement as set forth below, is to be given by Seller to Buyer at the completion of Settlement by delivery of the Deed. Prior to Settlement, Seller shall remove all manufacturing equipment used in connection with its manufacturing process and repair any damage to the Pomona Property resulting from such removal, unless otherwise agreed to by Buyer and Seller.

(c)          Leases.   Concurrently with the execution and delivery of the Deed, Seller, as Tenant, and Buyer, as Landlord, shall execute and deliver the following Lease Agreements (the “Leases”) the forms of which are attached at Exhibit B:

(i)	THREE SEPARATE TEMPORARY LEASES – Aggregate 88,700 SF as confirmed by an architect’s measurements (Exhibit B-1)

Term: Six months for initial term, plus two (2) six-month renewal options upon 60 days notice.

Rental Rate – $3.50/SF plus all Estimated Operating Expenses. NNN

(ii)	Warehouse Outlet – approximately 31,500 SF as confirmed by an architect’s measurements (Exhibit B-2) – Retail Lease.
Term:	Five year initial term with two (2) five-year renewal options upon 150 days notice.

Rental Rate – Initial Term:   $3.50/SF plus all Estimated Operating Expenses. NNN. Notwithstanding anything to the contrary set forth herein, the aggregate annual combined base rent for the temporary space and the Warehouse Outlet shall be no less than $200,000 per year, NNN.

Rental Rate – 1st Renewal Term:   $5.00/SF plus all Estimated Operating Expenses. NNN.

Rental Rate – 2nd Renewal Term:   $6.00/SF plus all Estimated Operating Expenses. NNN.

Relocation:   The Warehouse Outlet and its signage and loading docks shall initially be located as shown on the space plan exhibit attached to the Retail Lease. Buyer may relocate the Warehouse Outlet space (and/or to relocate separately the retail and/or warehouse portions of the Warehouse Outlet space) and signage and one or more loading dock(s) to substantially similar space in another designated area(s) of the building at the Pomona Property on the terms and conditions as more fully set forth in the Retail Lease attached as Exhibit B-2 and as shown on the drawing/plan attached thereto.

Kick-Out:   If Buyer leases or otherwise utilizes a portion of the Property for a use which is incompatible with the retail use of the Warehouse Outlet by Seller (such incompatible uses being more fully set forth in the Retail Lease attached as Exhibit B-2), Seller shall have a one-time option to terminate the Warehouse Outlet Lease, upon 60 days prior written notice on the terms and conditions as more fully set forth in the Retail Lease attached as Exhibit B-2.

At Settlement, the parties will deliver an Estoppel Certificate and a Subordination, Non-Disturbance and Attornment Agreement with the Buyer’s lender, in form and substance reasonably acceptable to each party and to Buyer’s lender.

(d)          Environmental Access and Remediation Agreement.   Contemporaneously with the execution and delivery of the Deed, Seller and Buyer shall execute and deliver an Environmental Access and Remediation Agreement (the “Environmental Agreement”) the form of which is attached as Exhibit C. Buyer agrees to file and record the executed Environmental Agreement with the County Clerk of Atlantic County, New Jersey contemporaneously with the Settlement and the filing and recording of the Deed for the Property provided that, if Buyer does not file and record the executed Environmental Agreement within two (2) calendar days of the Settlement, Seller shall have the right to file and record said Environmental Agreement on behalf of the Buyer.

(e)          FIRPTA Affidavit.   The Certification required pursuant to the terms of Section 14 below.

(f)           Settlement Affidavits.   Affidavits and similar instruments as are reasonably required by the Title Insurer for (i) the elimination of any standard or printed exceptions in Buyer’s final policy of title insurance, and (ii) the satisfaction of any Internal Revenue Service disclosure and reporting requirements, including, but not limited to, Form 1099B. All such affidavits and similar instruments shall be in form and substance reasonably satisfactory to Seller and the Title Insurer.

(g)          Settlement Sheet.   A closing statement to be executed by Seller and Buyer, setting forth the prorations and adjustments to the Purchase Price as required by this Agreement.

(h)          Real Estate Reporting Person.   Title Insurer is designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Title Insurer shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Title Insurer shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

(i)           Resolutions.   Separate resolutions certified by an officer of Seller and Buyer, respectively, authorizing the appropriate officers of such party to enter into this Agreement and to carry out the transactions contemplated hereby in accordance with the terms of this Agreement.

(j)           Existing Agreements.   Confirmation that all leases, service contracts and management agreements affecting the Pomona Property have been properly terminated, except for those service contracts Buyer advises prior to the expiration of the Due Diligence Period that it intends to assume.

(k)          Conditions Precedent to Buyer’s Obligations.   Buyer’s obligations to tender the purchase price at Settlement and purchase the Pomona Property are contingent upon the satisfaction of the following conditions:

(i)   All representations and warranties of Seller shall be true and correct on the Settlement Date as if each of them were being made on the Settlement Date; and

(ii)   Seller shall have performed all covenants and agreements to be performed by Seller up through and including the Settlement Date in all material respects, and shall have executed and delivered all instruments and documents required to be executed and delivered to Title Insurer under this Agreement at or before Settlement according to the terms hereof.

7.             Taxes; Apportionments.

(a)          The New Jersey Realty Transfer Fee hereunder imposed on the sale of the Pomona Property shall be paid by Seller at Settlement. Buyer shall pay the New Jersey Mansion Tax (if any), the cost of any title commitment and insurance obtained by Buyer, the cost of any survey obtained by Buyer and recording fees for recording of the Deed. Seller and Buyer shall be responsible for the fees of their respective attorneys.

(b)          Real estate taxes, rents, water and sewer charges (if any), fees and charges under this Agreement, and all other apportionable charges fairly allocable to the Pomona Property shall be prorated as of Settlement on a per diem basis, and such apportionments shall be made, where applicable, with relation to the fiscal year or billing period, as applicable, of the levying authority. If the real estate and/or personal property tax rate and assessments have not been set by the taxing authorities for the tax year in which Settlement occurs, then the proration of such taxes shall be based upon the rate and assessments in effect as of Settlement.

(c)          Seller reserves the right to protest, or, as applicable, to continue to protest any real estate taxes relating to the period prior to the Settlement Date and to receive and retain any refunds on account of such real estate taxes; provided, however, that Seller may not settle any such proceeding or agree upon an assessed valuation of the Pomona Property in connection therewith without the prior written consent of Buyer (which consent shall not be unreasonably withheld). If any refund is or subsequently becomes due or payable on account of real estate taxes for the year in which the Settlement occurs, the refund shall be apportioned between Seller and Buyer as of the Settlement Date.

8.             Default.

(a)          If (i) Buyer fails to complete Settlement in accordance with the terms of this Agreement, then in such event, Seller may, as its sole remedy, terminate this Agreement by written notice to that effect to Buyer, in which event the Deposit shall be released by the Title Insurer to Seller who shall retain the Deposit as liquidated and agreed damages, this Agreement shall become null and void and, thereafter, neither party hereto shall have any further rights, liabilities or obligations hereunder. Notwithstanding anything to the contrary, the limitation of liability shall not apply to Buyer’s indemnification obligations under this Agreement or to any damages (including reasonable attorneys fees, court costs and other costs of collection) Seller may incur in the event Buyer fails to authorize the release of the Deposit by Title Insurer to Seller, as required by this Subsection.

(b)          If Seller defaults hereunder at or prior to Settlement by failing to complete Settlement in accordance with the terms of this Agreement, then Buyer may, as its only options, either (i) seek specific performance of this Agreement or (ii) terminate this Agreement by written notice to that effect to Seller, in which event Seller shall pay to Buyer Buyer’s actual out-of-pocket costs incurred in connection with this transaction as of the date of such termination not to exceed $50,000 in the aggregate (and Buyer shall provide documentation evidencing such costs to Seller), and not damages relating to lost profits or lost opportunity, and this Agreement shall be null and void, the Deposit shall be returned to Buyer, and neither party shall have any rights or obligations under this Agreement.

9.             Due Diligence; Inspection, Tests, Surveys, etc.

(a)          Within five (5) days following the execution of this Agreement, Seller agrees to provide Buyer for Buyer’s inspection and for copying of all such items and materials at the Pomona Property, to extent such items exist and are within Seller’s possession or under its control, true, correct and complete copies of: (i) correspondence, audits, records, tests, reports and data in connection with the physical and environmental condition of the Pomona Property, (ii) the latest, full size survey of the Pomona Property, (iii) as built plans and drawings for the Pomona Property and (iv) any plans or proposals submitted or reviewed by the local authorities regarding any potential expansion, improvement or development of the Pomona Property (“Seller’s Deliveries”). For forty-five (45) days after the Effective Date (the “Due Diligence Period”), Buyer or its designees may enter the Pomona Property at all reasonable times for the purposes of conducting such inspections, measurements, surveys, engineering studies, environmental assessments, and other reports as Buyer deems appropriate at Buyer’s sole cost and expense. Buyer’s right of inspection pursuant to this Section 9 shall include the right to enter the Pomona Property, but shall not unreasonably interfere with the conduct of Seller’s business at the Pomona Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller or its representatives or contractors shall have the right to be present at any or all inspections. If Buyer takes, or causes to be taken, any sample from the Pomona Property in connection with the foregoing, Seller shall have the right to contemporaneously take a split sample to allow Seller, if it so chooses, to perform its own testing at Seller’s expense. Buyer shall promptly deliver to Seller copies of all written reports relating to any testing or other inspection of the Pomona Property performed by or on behalf of Buyer. All such action taken by or on behalf of Buyer pursuant to this Section 9 shall be in accordance with all Environmental Laws, other applicable laws, rules and regulations of the NJDEP, USEPA and other appropriate governmental authorities having jurisdiction over such actions. Buyer shall maintain, and shall ensure that any representative or contractor that tests or inspects the Pomona Property shall maintain public liability and property damage insurance insuring Seller against all liability arising out of any entry or inspection of the Pomona Property pursuant to the provisions hereof. Each such insurance policy shall be in the amount of no less than One Million Dollars ($1,000,000) combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. The policy maintained, or caused to be maintained, by Buyer shall insure the contractual liability of Buyer covering the Seller Parties and shall (i) name Seller as an additional insured party and (ii) contain a provision that the insurance provided by Buyer thereunder shall be primary and noncontributing with any other insurance available to Seller. There shall be no exclusion relating to Pollutants or hazardous substances. Buyer shall provide Seller with evidence of such insurance coverage prior to any entry or inspection of the Pomona Property by Buyer or any of its representatives or contractors. Buyer shall indemnify, defend and hold Seller harmless of, from and against all claims, costs, expenses, causes of action and losses of whatsoever kind or nature, including, but limited to, all liability by reason of injury (including death) to persons and damage to any property and mechanics’ liens or similar charges which may affect the Pomona Property, as well as attorneys fees and court costs, resulting from the entry onto the Pomona Property or work conducted thereon by or on behalf of Buyer, excepting, however, damages, liabilities or claims arising from or relating to any pre-existing conditions at or with respect to the Pomona Property, as well as all costs, including attorneys fees, of enforcing this indemnity. Buyer further agrees that if Settlement is not completed for any reason, Buyer shall promptly repair any damage to the Pomona Property caused by said entry and fully restore the Pomona Property to the condition existing prior to said entry.

(b)          If during or before the end of Due Diligence Period, Buyer is dissatisfied with the results of any tests or investigations with respect to the Pomona Property, in its sole discretion, Buyer shall have the right to terminate this Agreement by giving written notice to Seller on or before the expiration of the Due Diligence Period. If this Agreement is so terminated, this Agreement shall become null and void and, thereafter, neither party shall have any further rights, obligations or liabilities hereunder. If Buyer does not so terminate this Agreement, Buyer shall have waived its right to terminate this Agreement pursuant to this Subsection 9(b). Buyer shall have no right after the expiration of the Due Diligence Period to terminate this Agreement pursuant to this Subsection 9(b).

(c)          Anything contained in this Agreement to the contrary notwithstanding, the indemnification provisions in Subsection 9(a) above shall survive the completion of Settlement or other termination of this Agreement. The repair/restoration obligation of Buyer set forth in Subsection 9(a) above shall survive termination of this Agreement but any claim Seller may have for repair or restoration shall be deemed waived if not made within ninety (90) days after such termination.

10.           Condition of the Pomona Property.

(a)          Buyer represents, warrants and covenants that it is a sophisticated purchaser with experience in the purchase of commercial premises and improvements such as those being purchased pursuant to this Agreement. Except for Seller’s representations and warranties as set forth in this Agreement and in the agreements to be executed and delivered by Seller at the time of Settlement, Buyer shall take the Pomona Property in the “AS IS” and “WHERE IS” condition subject to “ALL FAULTS” including but not limited to all latent and patent defects and liabilities and the existence of Pollutants on, in, under or at the Pomona Property, and to normal wear and tear between the date hereof and the date of Settlement.

(b)          The provisions of this Section 10 shall survive the completion of Settlement.

11.           Condemnation.

(a)          In the event of the taking of all or any portion or portions of the Pomona Property by eminent domain proceedings or the commencement of any such proceeding, at any time prior to the completion of Settlement, Buyer shall have the right, at Buyer’s sole option, to terminate this Agreement by giving written notice to Seller within fifteen (15) calendar days after Seller notifies Buyer of such proceeding. If this Agreement is so terminated, Buyer shall surrender to Seller Buyer’s copy of this Agreement for cancellation, and this Agreement shall thereupon become null and void and, thereafter, neither party hereto shall have any further rights, liabilities or obligations hereunder. If Buyer does not so terminate this Agreement, the Purchase Price for the Pomona Property shall be reduced by the total of any awards or other proceeds received by Seller with respect to any such taking, or the Purchase Price for the Pomona Property shall remain unchanged and at Settlement Seller shall assign to Buyer all rights of Seller in and to any awards or other proceeds payable by reason of any such taking.

(b)          Notwithstanding the foregoing, Seller shall not settle, compromise or otherwise stipulate to any award or recovery in connection with any condemnation of the Pomona Property if such condemnation reduces the value by at least One Hundred Thousand and 00/100 Dollars ($100,000.00) (as reasonably estimated by Buyer) and occurs after the expiration of the Due Diligence Period, without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not denied in writing by Buyer within fifteen (15) business days after Buyer’s receipt of Seller’s request therefor.

12.           Risk of Loss.

(a)          (i)          Seller agrees to maintain in effect until the Settlement Date the insurance policies now in effect on the Pomona Property.

(ii)         Buyer shall have the right, at its option and expense, to insure its equitable interest in the Pomona Property as of the date of this Agreement.

(b)          In the event that the Pomona Property shall be damaged or destroyed by fire or other casualty between the date of this Agreement and the completion of Settlement, such that 10% or less of the Pomona Property is damaged or destroyed, the obligation of Buyer to complete Settlement hereunder shall in no way be voided or impaired, and

Buyer shall be required to accept the Pomona Property in its then damaged condition without abatement of the Purchase Price, provided, however, Seller shall assign to Buyer at Settlement any and all rights Seller may have in insurance proceeds payable with respect to such damage or destruction (and Buyer shall receive a credit against the purchase price for any applicable deductible under Seller’s insurance policies). In the event that the Pomona Property shall be damaged or destroyed by fire or other casualty between the date of this Agreement and the completion of Settlement, such that more than 10%of the Pomona Property is damaged or destroyed, then Buyer shall have the option, upon written notice given to the Seller within thirty (30) days from the date of such destruction or damage, to terminate this Agreement and upon giving of such notice, this Agreement shall be null and void, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations under this Agreement. In the event that Buyer does not elect to terminate this Agreement, Seller shall assign to Buyer at Settlement any and all rights Seller may have in insurance proceeds payable with respect to such damage or destruction (and Buyer shall receive a credit against the purchase price for any applicable deductible under Seller’s insurance policies).

13.          Assessments. Seller shall be responsible to pay for all assessments for any improvements (including, but not limited to roads, curbs, sewer lines and the like) which serve the Pomona Property, provided such assessments are levied against the Pomona Property prior to the Effective Date, or levied against the Pomona Property after the Effective Date by reason of work ordered, commenced or completed prior to the Effective Date; and, if Settlement is completed by Buyer, Buyer shall be responsible to pay for all assessments levied against the Pomona Property after the date of this Agreement by reason of work or improvements ordered after such date.

14.          Certification Regarding FIRPTA. Seller covenants and agrees that Seller shall execute, with acknowledgement before a notary public, and deliver to Buyer at Settlement a certification in the form of Exhibit “D” attached hereto and made a part hereof (the “Certification”) confirming that Seller is not a nonresident alien for purposes of United States Income Tax.

In the event that Seller fails to deliver to Buyer at Settlement the Certification, then, and in such event, Buyer shall deduct and withhold ten (10%) percent of the Purchase Price and pay such amount so withheld to the Internal Revenue Service pursuant to forms supplied by the Internal Revenue Service pending determination by the Secretary of Seller’s tax liability under FIRPTA, and Buyer shall have no liability or obligation to Seller with respect to such sums so withheld. Seller acknowledges Seller’s obligation to complete Settlement notwithstanding the deduction and withholding of the aforesaid ten (10%) percent of the Purchase Price.

15.           Environmental Matters.

(a)          Buyer acknowledges that Buyer has been or will have been given sufficient opportunity, pursuant to Section 9 hereof, to inspect the Pomona Property and conduct the tests, investigations and environmental audits it deems necessary. A copy of any environmental audits, tests and/or reports of the Pomona Property prepared for or by Buyer or Buyer’s agent shall be delivered to Seller promptly following its receipt by Buyer.

(b)          It is acknowledged that Seller is responsible for certain solid waste management units on the Pomona Property and the remediation of a trichloroethylene plume of groundwater contamination on, off-site and in connection with the Pomona Property pursuant to Seller’s HSWA Permit with USEPA, DGW Permits, DSW Permit, Memorandum of Agreement with NJDEP, and ISRA Remediation Agreement(s) with NJDEP (all as defined individually in Exhibit C and collectively referred to as the “Environmental Projects” as defined in Exhibit C). It is agreed by the parties that the transfer of title pursuant to this Agreement is contingent upon NJDEP’s approval of the transfer pursuant to the New Jersey Industrial Site Recovery Act (“ISRA”). With respect to ISRA approval by NJDEP, Seller will file such notices, assessments, remediation agreement applications and other documents and information required for review by NJDEP in order to allow Seller to transfer ownership of the Pomona Property to Buyer prior to Seller’s compliance with ISRA. Seller shall diligently prosecute obtaining this NJDEP consent. Seller will provide monthly reports on the status of obtaining NJDEP’s permission to transfer the Pomona Property to Buyer, including submission to and responses from NJDEP. Buyer shall cooperate with Seller and execute and deliver to NJDEP such information, certificates and other information as may be required under ISRA. Buyer’s obligations as set forth in this subsection shall survive Settlement and, upon Settlement, Buyer shall execute the Environmental Agreement in the form and on the terms set forth in Exhibit C, attached hereto and incorporated by reference herein. In the event Seller is not able to obtain approval under ISRA to transfer title expeditiously to Buyer on or before December 30, 2006, Buyer shall have the right to either (i) terminate this Agreement, whereupon the Deposit shall be returned to Buyer and Buyer shall be reimbursed the Buyer’s Costs, and neither party shall have any further rights, liabilities or obligations hereunder, or (ii) extend the Closing Date for up to a maximum of three (3) consecutive periods of thirty (30) days each (one thirty day extension to be exercised at a time, with the second and third extensions being applicable only if the ISRA approval has not been received during the first thirty day extension or the second thirty (30) day extension, as applicable). Buyer shall notify Seller, in writing of which option Buyer shall select; provided, however, that if Buyer initially exercises its right to extend the Closing Date pursuant to subparagraph (ii) above, Buyer may subsequently elect to exercise its right under subparagraph (i) at the end of each successive thirty (30) day extension interval. In the event Seller is not able to obtain approval under ISRA to transfer title expeditiously to Buyer prior to the expiration of the last thirty (30) day extension period as described in subparagraph (ii) above, then thereafter both Buyer and Seller shall have the right terminate this Agreement prior to the obtaining of such ISRA approval, whereupon the Deposit shall be returned to Buyer and Buyer shall be reimbursed the Buyer’s Costs, and neither party shall have any further rights, liabilities or obligations hereunder. The obligations of this Section 15(b) shall survive the completion of Settlement.

(c)          Seller represents that to Seller’s actual knowledge, except as expressly set forth in this Agreement (including all exhibits hereto) and in the existing environmental information for the Property to be provided to Buyer pursuant to Section 9 hereof, (i) no underground storage tanks (except for open-top floor pits) exist at the Property, (ii) Seller has received no pending notice from any governmental agency or from any other person or entity that the Property is now contaminated by the presence of any substance, chemical or waste that is listed as hazardous, toxic or dangerous under any applicable federal, state, county or local statute, rule, regulation, ordinance or order (“Hazardous Substances”) that would require remediation, clean-up or other response action under applicable laws, statutes, codes, ordinances, orders, regulations and requirements of all federal, state, county and municipal governments, departments, boards, authorities, agencies officials and officers (“Legal Requirements”), and (iii) Seller has received no pending notice from any governmental agency or from any other person or entity of the release or threatened release of any Hazardous Substances onto, beneath, from or immediately adjacent to the Property, or any violation or suspected violation of any Legal Requirements, except for an exceedance of the lead limit set forth in Seller’s permits associated with the Tilton Road Pond.

16.          Operation of the Pomona Property.

Between the date hereof and the Settlement Date, Seller shall maintain the Pomona Property substantially in accordance with Seller’s current maintenance practices, subject to reasonable wear and tear and subject to the occurrence of any damage or destruction to the Pomona Property by casualty (in which event the terms of Subsection 12(b) shall govern) or other causes or events beyond the reasonable control of Seller. Seller shall maintain insurance coverage for the Pomona Property in accordance with the current insurance coverage. Seller shall promptly notify Buyer of any notices, actions, suits, claims or proceedings affecting the Pomona Property or the use, possession or occupancy thereof.

17.          Notices.   All notices, statements, demands, requests, consents, communications and certificates from either party hereto to the other shall be made in writing and sent (i) by United States registered or certified mail, return receipt requested, postage prepaid, (ii) by courier service with guaranteed overnight delivery, or (iii) by telefacsimile confirmed by hard copy notice given pursuant to clause (ii) above, addressed as follows:

(a)         If intended for Seller:

Lenox, Incorporated

1414 Radcliffe Street

Bristol, PA 19007-5496

Attn: Louis A. Fantin, Esquire

Facsimile Number: (267) 525-5646

(b)         If intended for Buyer: BTR Capital Fund II

99 Wood Avenue South	555 13th Street, NW
Suite 305	Suite 420 East
Iselin, NJ	Washington, DC 20004-1115
Attn: Josh Porter	Facsimile (202) – 624- 8555
Facsimile Number: (732) 635-1021

With Copy to:

McGuireWoods, LLP

625 Liberty Avenue, 23rd Floor

Pittsburgh, PA 15222

Attn: Alan B. Gordon

Facsimile Number: (412) 760-7968

or such other addresses or entities as either party hereto may from time to time direct by service of notice on the other party as provided above. Any such notices, statements, demands, requests, consents, communications or certificates shall be deemed received two business days after the same is deposited with the United States Postal Service or one business day after the same is delivered to a national overnight courier service which provides proof of delivery.

18.          No Recording.   This Agreement shall not be filed of record by or on behalf of Buyer in any office or place of public record and, if Buyer shall fail to comply with the terms hereof by recording or attempting to record the same, such act shall not operate to bind or cloud the title to the Pomona Property. Seller shall, nevertheless, have the right forthwith to institute appropriate legal proceedings to have the same removed from record. If Buyer or any agent, broker or counsel acting for Buyer shall cause or permit this Agreement or a copy thereof to be filed in an office or place of public record, Seller, at its option, and in addition to Seller’s other rights and remedies, may treat such act as a default of this Agreement on the part of Buyer. However, the filing of this Agreement in any suit or other proceedings in which such document is relevant or material shall not be deemed to be a violation of this Section.

19.          Assignment.   On notice to Seller given prior to the Closing, Buyer shall have the right to assign this Agreement and its rights and obligations hereunder to a corporation, limited liability company, limited partnership, joint venture or other legal entity in which Buyer, its shareholders, partners, members or any of its affiliated entities is a shareholder, partner, member or owner of an equity interest (“Permitted Assignee”). Except for the foregoing, Buyer shall not be permitted to assign this Agreement or any of its rights hereunder to any party other than a Permitted Assignee, without the prior written consent of Seller, provided, however, Buyer shall have the right to name a nominee for the purpose of taking title to the Pomona Property, without Seller’s prior written consent.

20.           Brokerage.

(a)           Seller and Buyer represent and warrant that each has not dealt with any broker, agent, finder or other intermediary in connection with the conveyance of the Pomona Property or this Agreement other than Fennelly Associates, Inc. and NAI Geis Realty.

(b)           Each party agrees to indemnify, defend and hold the other harmless of, from and against any damages, costs, claims, losses or liabilities whatsoever (including attorney’s fees, expenses and court costs) arising from any breach by such party of its warranties, representations and agreements set forth herein. Seller shall be responsible for the payment of the commission due Fennelly Associates, Inc. pursuant to a separate agreement, and Fennelly Associates shall share such commission with NAI Geis Realty in accordance with Fennelly’s agreement with Seller.

21.          Time of the Essence.   Time, wherever mentioned herein, shall be of the essence of this Agreement. If the expiration of any period or the occurrence of any date referred to in this Agreement would occur on a day which is other than a business day, then such period shall be deemed to expire on and/or such date shall be postponed to the first business day occurring thereafter. The term “business day” shall mean a day of the week other than Saturday, Sunday or legal holidays on which banking institutions or state government offices in the Galloway, NJ area are open for business.

22.          Binding Effect.   This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

23.          Entire Agreement.   This is the entire agreement between the parties hereto regarding the transaction contemplated hereby and there are no other terms, covenants, conditions, warranties, representations or statements, oral or otherwise, of any kind whatsoever. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

24.          Headings.   The headings incorporated in this Agreement are for convenience and reference only and are not a part of this Agreement and do not in any way control, define, limit, or add to the terms and conditions hereof.

25.          Governing Law.   This Agreement shall be construed, interpreted and governed by the laws of New Jersey.

26.          Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument.

27.          Limitation of Liability.   The liability of each party under this Agreement shall be limited to and enforceable solely out of each party’s respective assets. No direct or indirect partner, trustee, director, officer, employee, beneficiary or shareholder of a party or any of its direct or indirect partners shall have any liability with respect to the obligations of such party hereunder.

28.          Survival of Settlement.   Acceptance by Buyer of the executed Deed at Settlement shall constitute an acknowledgment and/or waiver by Buyer of full performance by Seller of all of Seller’s obligations hereunder, except as set forth in Section 15(b). Seller’s representations and warranties, and such of Buyer’s obligations hereunder as shall possibly imply performance or observance after Settlement, shall survive Settlement, notwithstanding any presumption to the contrary. Any indemnity undertakings by either party hereunder shall also survive Settlement or the early termination of this Agreement.

29.           Attorney’s Fees.   In the event of litigation between the parties with respect to this Agreement or the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party therein its reasonable attorney’s fees and costs of suit.

30.           Property Information and Confidentiality.

(a)           Buyer agrees that, prior to the Settlement, Buyer shall use diligent efforts to keep all “Property Information” (as defined below) confidential, and that Property Information shall not, without the prior consent of Seller, be disclosed by Buyer or Buyer’s Representatives (as hereinafter defined) and that Property Information will not be used for any purpose other than investigating and evaluating the Pomona Property. Moreover, Buyer agrees that, prior to the Settlement, the Property Information will be transmitted only to Buyer’s Representatives who need to know the Property Information for the purpose of investigating and evaluating the Pomona Property, and who are informed by Buyer of the confidential nature of the Property Information. The provisions of this Section 30 shall not apply to Property Information which is a matter of public record.

(b)           As used in this Agreement, the term “Property Information” shall mean:

(i)            All information and documents relating to the Pomona Property, the operation thereof or the sale thereof (including, without limitation, existing leases, services contracts and licenses) that Seller furnished to, or otherwise made available to, Buyer or its directors, officers, employees, affiliates, partners, brokers, agents, title insurers, surveyors or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, “Buyer’s Representatives”).

(ii)           All analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Buyer or Buyer’s Representatives containing or based in any material part on any information or documents described in the preceding clause (i).

31.           Joint Undertaking.   In addition to the obligations expressly required to be performed hereunder by Seller and Buyer, each party agrees to cooperate with the other and to perform such other acts and to execute, acknowledge and deliver, prior to and after Settlement, such other instruments, documents and materials as a party may reasonably request and as shall be necessary in order to effect the consummation of the transactions contemplated hereby; provided that no such other instrument, document or material shall either extend or enlarge the obligations of the non-requesting party beyond the express undertakings of this Agreement or shall require or could require the non-requesting party to make any payment or expend any funds which are not expressly provided for herein or which the requesting party shall not reimburse. This Section shall survive Settlement.

32.          Waiver of Trial by Jury.   EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE PROPERTY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

33.          Representations and Warranties of Seller.

To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, as of the Effective Date and as of the Settlement Date unless Seller notifies Buyer otherwise prior to Settlement, as follows:

(a)          Status and Authority of Seller.   Seller is duly organized, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has duly qualified to transact business in New Jersey.

(b)          Action of Seller.   Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement (except for ISRA approval from NJDEP), and upon the execution and delivery of any document to be delivered by Seller on or prior to Settlement, such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)          No Violations of Agreements.   Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Pomona Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

(d)          Litigation.   Seller has received no written notice of and, to Seller’s knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or which will result in any change in the condition of the Pomona Property, result in or subject the Pomona Property to a liability, or involve condemnation or eminent domain proceedings against any part of the Pomona Property.

(e)          Permits; Condition of the Pomona Property.   To the best of Seller’s knowledge, the Pomona Property has valid occupancy permits and certificates, and all other necessary licenses required for it to be owned and as operated by Seller in the State of New Jersey and the Township of Galloway. To the best of Seller’s knowledge, zoning regulations and ordinances applicable in Galloway, New Jersey have not been violated by existing improvements or the use thereof. To the best of Seller’s knowledge, Seller has not received and is not aware of any written notice, report or other communication from any governmental agency or from any other person or entity advising or alleging of the existence of: (a) any incomplete improvements or any structural or other physical defect or deficiency in the condition of the Pomona Property, or any component or portion thereof; and (b) any defect or deficiency in the improvements, the structural elements thereof, and the mechanical systems (including, without limitation, the roof, all HVAC systems, plumbing, electrical, elevator, security, utility and sprinkler systems) thereon and therein.

(f)           Assessments.   Seller has received no written notice of assessments for public improvements against the Pomona Property that remain unpaid and Seller has no knowledge and has received no notice of any proposed assessment for public improvements.

(g)          Notices.   Seller has not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain in connection with the Pomona Property or any portion or portions thereof. Seller has not received notice of any violations of any federal, state, county or municipal law, ordinance, order, rule, regulation, agreement or requirement affecting any portion of the Pomona Property including, but not limited to, violations of any housing, building, zoning, fire, safety, environmental, traffic, flood control or health laws.

(h)          Real Property Taxes.   The Pomona Property has not been or is not now benefiting from any real estate tax abatement, exemption or reduced assessment as a consequence of which an additional or “roll back” tax could be assessed or imposed against the Pomona Property at any time on or after the date of this Agreement (including, without limitation, any assessment resulting from the conversion of the Pomona Property from an agricultural or horticultural use).

(i)           Environmental Reports.   To Seller’s knowledge, environmental reports and test results submitted to USEPA and NJDEP in connection with the Environmental Projects are accurate in all material respects.

The term “Seller’s knowledge” as used in this Agreement means the actual knowledge of senior corporate officers of Seller without investigation. In the event Seller obtains information prior to Settlement which makes any of the aforesaid Seller representations inaccurate in any material respect, Seller shall notify Buyer promptly in writing and Buyer shall have the option, as its sole remedy, to either: (i) take title without abatement of the Purchase Price, whereupon the parties hereto shall complete the transaction herein contemplated; or (ii) terminate this Agreement by written notice to Seller, whereupon Seller shall reimburse Buyer for Buyer’s Costs, whereupon this Agreement shall become null and void and neither party shall have any further rights, liabilities or obligations hereunder.

34.           Representations and Warranties of Buyer.

To induce Seller to enter in this Agreement, Buyer represents and warrants to Seller, as of the Effective Date, as follows:

(a)          Status and Authority of Buyer.   Buyer is duly organized, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Buyer has duly qualified to do business in New Jersey.

(b)          Action of Buyer.   Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Buyer on or prior to Settlement, such document shall constitute the valid and binding obligation and agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)          No Violations of Agreements.   Neither the execution, delivery or performance of this Agreement by Buyer, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Pomona Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Buyer is bound.

(d)          Litigation.   Buyer has received no written notice of and, to Buyer’s knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or which will result in any material adverse change in the business, operation, affairs or condition of Buyer or result in or subject Buyer to a material liability.

The term “Buyer’s knowledge” as used in this Agreement means the actual knowledge of the senior officers of Buyer without investigation. In the event Buyer becomes aware of any information prior to Settlement which makes any of the aforementioned Buyer representations inaccurate in material respect, Buyer shall notify Seller promptly in writing and Seller shall have the option, as its sole remedy, to either: (i) complete the transaction contemplated herein; or (ii) terminate this Agreement by written notice to Buyer, whereupon Seller shall be entitled to receive the Deposit as liquidated damages and this Agreement shall thereafter become null and void and neither party shall have any further rights, liabilities or obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, under seal, as of the day and year first-above written.

SELLER: LENOX, INCORPORATED By: /s/ Timothy J. Schugel Timothy J. Schugel Chief Operating and Financial Officer of Lenox Group Inc Date: October 3, 2006	BUYER: BTR CAPITAL FUND II, LLC By: /s/ David Lipson David Lipson, Authorized Signatory Date: October 3, 2006

Exhibit “A”

LEGAL DESCRIPTION OF PREMISES – POMONA, NEW JERSEY

THE TITLE COMPANY OF JERSEY

SEARCH NO. 9-4839

SEARCH LEGAL DESCRIPTION

Against premises situate in the TOWNSHIP of GALLOWAY, County of ATLANTIC, and STATE OF NEW JERSEY, described as follows:

TRACT 1

BEGINNING at the point of intersection of the Easterly line of Tilton Road with the Southeasterly line of Prague Avenue and extending thence:

(1)   along the Southeasterly line of Prague Avenue, North 46 degrees 30 minutes East, 1069.72 feet to the Southwesterly line of Aloe Street; thence

(2)   along the same, South 43 degrees 30 minutes East, 1425 feet; thence

(3)   at right angles to Aloe Street, South 46 degrees 30 minutes West, 1948.67 feet to the Easterly line of Tilton Road; thence

(4)   along the same, North 11 degrees 50 minutes West, 1674.26 feet to the POINT AND PLACE OF BEGINNING.

TOGETHER WITH the easement and right to use and occupy as a means of ingress and egress for the operation of railroad transportation facilities that certain railroad siding or spur having a width of 20 feet leading from the main line of the Pennsylvania-Reading Seashore lines to the Northeasterly line of Aloe Street, the center line of said 20 feet siding or spur described as:

BEGINNING at a point in the Southwesterly right of way line of the West Jersey and Seashore Railroad Company, approximately 1350 feet Southeastwardly from the center line of Prague Avenue (said beginning point being also 296 feet from another point in the Southwesterly track of the Pennsylvania-Reading Seashore lines, 6738 feet from Pomona and 1748 feet Southeastwardly from mile post 45) and from said beginning point extending:

(1)   in a Westerly direction curving to the left along the arc of a circle, having a radius of 450.89 feet, a distance of 540 feet; thence

(2)   South 64 degrees 19 minutes West approximately 380 feet to the Northeasterly line of Aloe Street at a point approximately 790 feet Southeastwardly from the Southeasterly line of Prague Avenue.

AND ALSO TOGETHER WITH the easement and right to dispose of all roof drainage, surface and subsurface drainage and all purified water from industrial and sanitary wastes from the plant and continued on next page

A-1

LEGAL DESCRIPTION (CONTINUED)

plant site first described from a manhole located on said plant site at the point of intersection of the Southeasterly line of Prague Avenue and the Easterly line of Tilton Road across property of Atlantic Asphalt-Concrete Co., known as Farm Lots 1020 and 1021 on Plan of Gloucester Farm and Town Association.

TRACT 2

BEGINNING at a point for a corner in the Easterly line of Tilton Road, said point being South 11 degrees 50 minutes East, 1674.26 feet from the intersection of the Easterly line of Tilton Road and the Southerly line of Prague Avenue and extending thence:

(1)   North 46 degrees 30 minutes East, 1948.67 feet to a point for a corner in the Southerly line of Aloe Street; thence

(2)   along the Southerly line of Aloe Street, South 43 degrees 30 minutes East, 200 feet to a point for a corner; thence

(3)   South 46 degrees 30 minutes West, 930 feet to a point for a corner; thence

(4)   South 57 degrees 36 minutes West, 1038.12 feet to the PLACE OF BEGINNING.

THE ABOVE TWO TRACTS BEING KNOWN AS Lot 1 in Block 453 as shown on the Tax Map of the Township of Galloway.

COMMONLY KNOWN AS 545 W. Tilton Road.

The above Tax Lot and Block designation is shown for informational purposes only and is not to be construed as part of the legal description.

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Exhibit “B”

LEASES

Exhibit “B-1”

LEASE – Temporary Spaces Lease

TEMPORARY SPACE LEASE

(3 Separate Leases)

THIS Lease is made and entered into this _______________________________, 2006, (“Commencement Date”) by and between __________________________, a _____________ _________________ with its principal office located at 555 13th Street, NW, Suite 420 East, Washington, DC 20004-1115 (“Landlord”), and LENOX INCORPORATED ____________________, a New Jersey corporation with its principal office located at 100 Lenox Drive, Lawrenceville, New Jersey 08648 (“Tenant”), as follows:

1.             Premises.   Subject to the terms and conditions set forth in this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, a portion of Landlord’s property located at 545 Tilton Road, Pomona, Galloway Township, New Jersey (the “Property”) consisting of the total area of approximately __________ square feet of floor area (subject to final measurement and confirmation thereof as set forth in this Lease) in the building situate upon the Property (the “Building”), as shown on the plat attached as Exhibit A hereto (hereinafter referred to as the “Leased Premises”), together with permitted access at all reasonable times to and the non-exclusive use of the parking lot and the common areas in and around the Building and the Property and other common areas, including but not limited to, the telephone room for purposes of repairing and installing Tenant’s communication equipment. Except as set forth in this lease, it is expressly agreed that nothing shall be construed as a grant or rental of (and the Leased Premises shall not include) (i) any space above the finished ceiling of the Leased Premises (or, if none, above the bottom edge of the framework supporting the roof), (ii) any rights in the roof or exterior of the building within which the Leased Premises is located, (iii) the space below the finished floor of the Leased Premises, or (iv) the land upon which the Leased Premises is located.

2.              Term.

(a)          Initial Term.   The initial term of this Lease (“Initial Term”) shall begin on the Commencement Date and end six (6) months next following the Commencement Date. unless terminated earlier or renewed in accordance with the terms set forth herein.

(b)          Renewals.   Provided that no Event of Default has occurred and is then continuing under the terms of this Lease Agreement, Tenant shall have the option to extend the term of this Lease upon the same terms, covenants and conditions contained in this Lease for two

B-1-1

(2) consecutive six (6) month terms (each of such being known as a “Renewal Term” and, collectively, as the “Renewal Terms”).

(c)          Exercise of Renewal.   Provided that no Event of Default has occurred and is then continuing under the terms of this Lease Agreement, Tenant may exercise its renewal options provided for in Section 2(b) by giving to Landlord prior written notice of its intent to exercise the respective option not fewer than sixty (60) days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be.

3.              Rent.

(a)          Base Rent.   “Base Rent” means the amount of $3.50 per square foot of floor area of the Leased Premises per year for the Initial Term and any Renewal Term.

(b)          Payment.   Base Rent will be payable in advance in equal monthly installments of one-twelfth of the annual Base Rent, without demand, offset or deduction, except as expressly set forth herein, not later than the first day of each and every month. In the event Tenant does not make payment of Base Rent or other sums due and owing hereunder within ten (10) business days after Landlord gives notice of late payment then a late fee in the amount $200.00 shall become immediately due to Landlord as liquidated damages for failure to make timely payment. All late payments which are not paid within the aforesaid ten (10) day period shall bear interest at the Prime Rate published in The Wall Street Journal, plus 1%, until received by Landlord.

(c)          Property Taxes.   As additional rent, Tenant shall pay its pro rata share of the real property taxes and/or payments in lieu of real property taxes and assessments payable during the term of this Lease with respect to the Property; provided, however, that, for the purpose of calculating such Tenant’s pro rata share thereof, it is understood and agreed that there shall be excluded from the total real property taxes imposed or assessed upon the Property (i) any increase in the assessed value of the Property arising by reason of the redevelopment thereof and/or the construction of any additional improvements upon the Property, (ii) any income, revenue, inheritance, devolution, estate, succession, transfer, gift, capital levy, excess profits, franchise, gross receipts, corporation, payroll, stamp or profit tax, by whatsoever authority imposed or howsoever designated, (iii) any penalties imposed upon Landlord for Landlord’s delinquent payment of taxes or (iv) any tax upon the sale, transfer and/or assignment of the title or estate of Landlord. As of the date hereof, Tenant’s pro rata share of real property taxes is (____ %), which share has been calculated by dividing the ____________ square feet of floor area comprising the Leased Premises (such Premises measurement to be confirmed and adjusted, as applicable, with the method of such measurement being the measurement from the middle of the outside perimeter wall to the middle of the outside perimeter wall) by the 397,546 square feet of floor area of the Building (such Building measurement to be confirmed and adjusted, as applicable, and such measurement to exclude the blue building that was formerly the retail store, the Quonset hut, and the fire pump and gas house, provided, however, such excluded spaces will be added to the total square footage of the Building if leased by Landlord, and, provided, further, any newly constructed space will be added to the total square footage of the Building). Tenant’s pro rata share of real property taxes shall be paid by Tenant in equal monthly installments in

B-1-2

advance along with the payments of Base Rent in such amounts as are reasonably estimated and billed by Landlord based upon the total real property taxes due for the fiscal year of the applicable taxing authority. Landlord may revise its estimate and may adjust such monthly payment at the end of any calendar month. After Landlord has received the tax bills for each year, Landlord will notify Tenant of the amount of real property taxes on which Tenant’s pro rata share is based, and the amount of Tenant’s pro rata share. If the aforesaid monthly payments on account of Tenant’s pro rata share for a given year or partial year are greater than Tenant’s share of the taxes payable for a given year or partial year, Tenant shall receive a credit from Landlord for the excess against installments of Tenant’s pro rata share next becoming due to Landlord (and in the event of a credit to the Tenant upon or after termination of the Lease, Tenant shall receive the credit in the form of a refund check payable to the Tenant), and if said payments are less than Tenant’s share, Tenant shall forthwith pay Landlord the difference. Tenant shall be responsible for, and shall pay before delinquency, all taxes assessed during from and after the date of this Lease against any leasehold interest or Tenant’s personal property improvements, decorations, alterations, trade fixtures and/or other personal property of any kind owned by or placed in, upon or about the Leased Premises by Tenant, whether such taxes are assessed against Landlord or Tenant.

4.              Use.

(a)          Use by Tenant.   Tenant shall accept the Leased Premises in its current “as is” condition, subject to improvements and alterations, set forth in Exhibit A-1, attached hereto and made a part hereof, to be made by Landlord, at its expense. Tenant will use the Leased Premises solely for the operation of a ___________________________ and all incidental purposes related thereto and in full compliance with all governmental rules, regulations and requirements including, without limitation, obtaining and maintaining any and all licenses, permits and approvals necessary for the operation of Tenant’s business at the Leased Premises. Tenant, its employees, invitees and licensees shall observe all laws (including without limitation applicable health, safety and environmental laws) applicable to the manner of Tenant’s specific use and occupancy of the Leased Premises (as opposed to general warehouse and general office use). Tenant shall have the right, upon giving notice to Landlord, to contest any obligation imposed upon Tenant pursuant to the provisions of this Section and to defer compliance during the pendency of such contest, provided that such failure of Tenant to so comply will not cause or result in the breach by Landlord of any agreement to which Landlord is a party, or subject Landlord to any fines, prosecution or criminal penalty. Landlord shall reasonably cooperate with Tenant in such contest.

(b)          Signs.   Tenant may place not more than a total of _____ signs having the dimensions and to be placed in the locations as shown on Exhibit C attached hereto and made a part hereof, directing customers to its Leased Premises. The size, location and design of such signs shall be subject to the prior review and approval of Landlord, which shall not be unreasonably withheld. Landlord shall have the right to relocate such signs and/or to change the dimensions thereof, at Landlord’s sole cost and expense, provided that (i) the signs shall be relocated within the area as shown on Exhibit A attached hereto and made a part hereof and (ii) the dimensions of such signs shall in no event be less than {describe signage specifications}. Tenant shall maintain all such signs in good condition and repair and may replace or remove any

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or all such signs at any time during the term of this Lease. Landlord shall not permit any obstruction of visibility to Tenant’s signs, and shall not permit anyone other than Tenant to place, paint, erect or maintain any sign in, on or about the Leased Premises (including, without limitation, upon the roof or exterior walls thereof). Any sign placed and maintained by Tenant must comply with all zoning and other applicable governmental ordinances and laws and Tenant shall procure all necessary governmental approvals in respect of such signs (and Landlord agrees to cooperate with Tenant in respect of the procurement of such governmental approvals and in furtherance thereof Landlord shall, upon the request of Tenant, promptly execute or join in the execution of any applications for such permits and licenses as may be necessary in connection with such procurement). Upon termination of this Lease, Tenant shall remove all such signs relating to its business at the Leased Premises and shall repair all damage occasioned hereby, which obligation shall survive the expiration or earlier termination of this Lease.

(c)          Parking.   Tenant may use the existing parking areas on a non-exclusive, first come first serve basis within the general parking lot of the Property, subject to any exclusive parking rights given under the Retail Lease and/or under any other lease by Landlord (provided that such exclusive parking rights shall not adversely or materially interfere with Tenant’s business operations at the Leased Premises.

(d)          Loading Dock and Trash Dumpsters/Compactors.   Tenant will have full and exclusive use of the loading docks at the Property designated as “Tenant’s Loading Docks” on Exhibit A. Landlord shall have the right to use and/or permit other tenants of occupants of the Property to use, all loading docks other than those designated as Tenant’s Loading Docks on Exhibit A. Tenant shall also have the right to locate its trash dumpsters/compactors in the Tenant’s Loading Dock area or in such other area(s) as mutually agreed upon by the parties.

5.              Utility Expenses; Trash Removal.

All utility expenses for the Leased Premises shall be borne by Tenant. Landlord will arrange for and pay the cost of installation of meters to measure utilities used by Tenant in the Leased Premises. If any such separate meter is not installed by the Commencement Date, Landlord and Tenant will agree upon a reasonable allocation of the affected service between the Leased Premises and the remainder of the Property. Tenant shall pay the cost of removal of Tenant’s garbage or refuse from the Leased Premises, and if Landlord shall provide or designate a service for picking up refuse and garbage, then Tenant shall use same at Tenant’s expense provided that such service is priced competitively.

6.              Maintenance.

(a)           Landlord’s Responsibilities.   Landlord shall maintain in good order, condition, and state of repair all exterior and structural portions (including, but not limited to, the roof, exterior walls, interior load bearing walls, floors (but not floor coverings) and foundation) and all mechanical systems (plumbing, heating and ventilation, air conditioning and electrical to the point of entry in the Leased Premises) at the Property , and all parking areas, drives, sidewalks and landscaping; provided, however, that if such necessary exterior or structural repairs are required due to the negligent acts or omissions of Tenant, its agents, employees or

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contractors, then Tenant shall be responsible for the costs of such repairs. Landlord will be responsible for snow removal. Landlord shall maintain and replace all sewerage facilities and other utility facilities outside the Leased Premises servicing the Leased Premises. Landlord shall cause all repairs and changes to be made without unreasonable interference with the business of Tenant or any subtenant or licensee of Tenant. Tenant shall reimburse Landlord for its pro rata share of such reasonable sums (the “Operating Expenses”) which Landlord expends (and which are not reimbursed by Landlord’s insurer or other third party) in effecting its repairs and maintenance and/or operation and/or insuring of the Property hereunder; provided, however, the cost of any item which, by standard accounting practice, should be capitalized, will not be included in Operating Expenses (except only to the extent of any cost savings in Operating Expenses) and provided further that, for the purpose of calculating Tenant’s pro rate share of Operating Expenses hereunder, there shall also be excluded from Operating Expenses: (i) any expense related to debt service with respect to the acquisition, construction and/or expansion of the Property and any payments made by Landlord with respect to any ground or underlying lease; (ii) any expenses for which Landlord is entitled to be reimbursed by any tenant other than under a rental adjustment and/or additional rent provision; (iii) the cost of any repairs or other work to the extent to which same is actually covered by and/or Landlord is reimbursed by any policy of insurance and/or any award in connection with a taking by eminent domain; (iv) legal fees or other expenses incurred in connection with negotiations or disputes with tenants or prospective tenants of the Property; (v) costs of renovating or otherwise improving or decorating space in the Property for tenants (including the Leased Premises) or other occupants or vacant space; (vi) costs related to maintaining the existence of Landlord’s business entity as a corporation, partnership or other entity; (vii) the wages and salaries (including employee benefits) of any employees above the level of Property manager; (viii) salary, fringe benefits and other compensation for Landlord’s corporate headquarters office personnel not engaged in activities related to the operation and management of the Property; (ix) repairs or replacements resulting from deficient workmanship, or materials or items provided Tenant shall have previously paid for same (so that Tenant has not paid for both the work and the correction of defective work); (x) rental concessions or lease buy-outs; (xi) management fees in excess of 4%; (xii) personal property taxes (other than any of same imposed upon any personal property used in the operation and maintenance of the Property; (xiii) costs for which Landlord is solely obligated under any other express provision of this Lease, (xiv) costs incurred to bring the common areas, or any portion thereof, into compliance with laws existing as of the Commencement Date to the express extent that same shall become in violation of such laws as directly a result of the renovation or improvement of the Property by Landlord subsequent to the Commencement Date and laws enacted after the Commencement Date; (xv) costs attributable to improvements or work which are part of Landlord’s plans as a result of its purchase of the Property; (xvi) leasing costs of any type, including attorneys’ fees, be it procuring tenants or releasing as well as retaining existing tenants and costs of enforcement of Landlord’s rights under leases in the Property; (xvii) costs incurred due to Landlord violations of any of the terms and conditions of any leases in the Property and fines incurred with respect to Landlord’s failure to observe any legal requirements with respect to conditions or violations occurring after the date of Landlord’s obtaining title to the Property; (xvii) overhead and profit paid to subsidiaries or affiliates of the Landlord for management or other services or materials to the extent that the costs of those items would not have been paid had the services and materials been provided by unaffiliated parties on a competitive basis; (xviii) any costs incurred in the addition of other improvements, offices or

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stores, and/or expansion of the Property; (xix) auditors’ fees (except for auditory fees incurred in connection with the preparation of statements of Operating Expenses for the Property); (xx) advertising and promotional expenditures (except for costs for “help wanted” advertising and the like incurred in connection with the operation and maintenance of the Property); (xxi) any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority and the defense of same; (xxii) expenses for vacant or vacated space, including utility costs, securing and renovating; (xxv) costs attributable to defective or deficient work performed by Landlord; (xxiii) any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax assessed against Landlord; (xxiv) the costs of maintaining any facilities not physically located within the Property; (xxv) any expenses incurred in connection with any portions of the Building and Property from which Tenant does not derive any benefit (including, without limitation, any enclosed mall retail shopping area constructed within the Building or elsewhere upon the Property) and (xxvi) any other cost which would be duplicative of items otherwise payable by Tenant under any other express provision of this Lease. As of the date hereof, Tenant’s pro rata share of Operating Expenses is (____%), which share has been calculated by dividing the _______ square feet of floor area comprising the Leased Premises (such Premises measurement to be confirmed and adjusted, as applicable, with the method of such measurement being the measurement from the middle of the outside perimeter wall to the middle of the outside perimeter wall) by the 397,546 square feet of floor area of the Building (such Building measurement to be confirmed and adjusted, as applicable, and such measurement to exclude the blue building that was formerly the retail store, the Quonset hut, and the fire pump and gas house, provided, however, such excluded spaces will be added to the total square footage of the Building if leased by Landlord, and, provided, further, any newly constructed space will be added to the total square footage of the Building). Tenant’s pro rata share of Operating Expenses shall be paid by Tenant in equal monthly installments in advance along with the payments of Base Rent in such amounts as are reasonably estimated and billed by Landlord based upon the total Operating Expenses due for the current calendar year. Landlord may revise its estimate and may adjust such monthly payment at the end of any calendar month. After Landlord has received the final statement for the Operating Expenses for the previous calendar year, Landlord will notify Tenant of the amount of Operating Expenses on which Tenant’s pro rata share is based, and the amount of Tenant’s pro rata share. If the aforesaid monthly payments on account of Tenant’s pro rata share for a given year or partial year are greater than Tenant’s share of the Operating Expenses payable for a given year or partial year, Tenant shall receive a credit from Landlord for the excess against installments of Tenant’s pro rata share next becoming due to Landlord (and in the event of a credit to the Tenant upon or after termination of the Lease, Tenant shall receive the credit in the form of a refund check payable to the Tenant), and if said payments are less than Tenant’s share, Tenant shall forthwith pay Landlord the difference.

(b)           Tenant’s Responsibilities.   Tenant shall, at Tenant’s sole expense, maintain and repair the non-structural interior portions of the Leased Premises (including plumbing, heating and ventilation, air conditioning and electrical from the point of entry in the Leased Premises) in good order, condition and repair. If Landlord makes repairs by reason of Tenant’s negligent act, Landlord may deem the cost of such repairs Rent, and such cost shall be due and payable within ten (10) days after Landlord’s demand therefor. In the event of the failure of Tenant to make repairs or perform any act required by this Lease promptly as herein agreed, Landlord, in addition to any other rights, may as of right enter upon the Leased Premises and

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make such repairs or perform such acts at the expense of Tenant, the cost thereof to be charged to Tenant as Rent. Tenant shall also be responsible for the cost of any repairs or replacements made necessary by the negligent or intentional acts of Tenant, its employees, licensees or invitees. Tenant shall be responsible for lightbulb replacement in the Leased Premises, regular cleaning services for the Leased Premises, and trash removal from the Leased Premises.

(c)           Fire or Other Casualty and Taking.   The provisions of this Section shall not apply in the case of damage or destruction by fire or other casualty or in the case of any taking; the obligations of the parties in such cases to be as provided in other Sections of this Lease.

7.              Alterations.

(a)           By Tenant.   Tenant shall make no structural alterations, additions, or improvements to the Leased Premises, or any non-structural alterations, additions or improvements which adversely affect or interfere with the operating or mechanical systems of the building, without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. As a condition of granting its consent, Landlord may require Tenant to provide Landlord with all plans and specifications for the proposed alterations and with all agreements with proposed contractors and subcontractors (all of which shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld). All such alterations, additions, and improvements shall be at Tenant’s sole expense and shall be performed by qualified contractors and subcontractors. Tenant shall indemnify Landlord against all claims, demands, costs and expenses (including reasonable attorneys fees), damages and liabilities arising from or relating to the construction, installation, use or operation of any such alterations, additions or improvements made by or on behalf of Tenant, and against the imposition of mechanics’ or materialmen’s liens resulting from work performed by Tenant’s contractors. All improvements, additions, and alterations to the Leased Premises (except trade fixtures) shall become the property of Landlord and shall be surrendered up to Landlord upon the expiration of this Lease unless otherwise agreed by Landlord and Tenant. Landlord acknowledges that all conveyors, trade fixtures and warehousing equipment and racking are the property of Tenant.

Prior to Tenant performing any alterations to the Leased Premises for which a lien could be filed against the Leased Premises or the Property, Tenant shall have its contractor execute and file in the appropriate public office a Waiver of Mechanics’ Lien, in statutory form and provide Landlord with an original copy thereof. Tenant agrees that its alteration or improvement work in the Leased Premises shall not be done in a manner which would create any work stoppage, picketing, labor disruption or dispute or any interference with the business of Landlord or any tenant or occupant of the Property.

(b)           By Landlord.   Landlord shall have the right to place, maintain and repair all utility equipment of any kind in, upon, around and under the Leased Premises as may be necessary for the service of the Leased Premises and other portions of the Property, and Landlord (for itself and other tenants in the Property) hereby reserves the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, utilities and structural elements leading through, under and over the Leased Premises in locations which will not unreasonably interfere with

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Tenant’s use thereof so long as same are installed below the finished floor, within or along a wall or column, or above or along the finished ceiling. Landlord shall also have the right to enter the Leased Premises at all reasonable times to inspect or to exhibit the same to prospective purchasers, mortgagees, ground lessors and tenants, and to make such repairs, additions, alterations or improvements as Landlord may deem desirable. Landlord shall be allowed to take all material in, to and upon the Leased Premises that may be required in connection with such repairs, additions, alterations or improvements without the same constituting an eviction of Tenant in whole or in part. If the Leased Premises contain means of access to the roof or basement, Landlord shall have the right to enter the Leased Premises at all reasonable times to gain access to said roof or basement to inspect same and to make such repairs, additions, alterations or improvements as Landlord may deem desirable. Landlord may erect such alterations, additions, or improvements to the Property as Landlord in its sole discretion deems reasonably necessary or appropriate for the proper maintenance, operation or expansion or improvement of the Property; provided, however, that no such alterations, additions, or improvements shall materially and adversely affect (i) access or visibility to the Leased Premises or (ii) visibility to Tenant’s signs upon the Building and the Property relating to the Leased Premises and Tenant’s business thereat or (iii) the proximity of the Leased Premises to adequate customer parking or (iv) subject to Landlord’s right to relocate the Premises as set forth in this Lease, diminish the size or usable square feet, or alter the configuration, of the Leased Premises. In connection with Landlord’s rights set forth herein, Landlord and its contractors shall not interfere unreasonably with Tenant’s use and occupancy of the Leased Premises. Landlord shall promptly repair any damages caused by its activities hereunder.

8.              Indemnity, Insurance.

(a)           Indemnity by Tenant.   Tenant agrees that, except for loss or damage resulting from the willful acts or negligence of Landlord, its agents or employees, Tenant shall and does hereby indemnify and hold Landlord, its agents and employees, harmless from and against any and all claims, actions, damages, liabilities and expenses (including reasonable attorneys fees) (i) in connection with any loss of life, personal injury or damage to property in or upon the Leased Premises, if and to the extent caused by Tenant, its agents or employees, or (ii) arising out of the use or occupancy of the Leased Premises by Tenant, its agents, employees, invitees or contractors, or occasioned by Tenant, its agents, employees, invitees or contractors if and to the extent caused by Tenant, its agents or employees. Tenant’s covenants, obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

(b)           Indemnity by Landlord.   Landlord agrees that, except for loss or damage resulting from the willful acts or negligence of Tenant, its agents or employees, Landlord shall indemnify and save Tenant, its agents and employees, harmless from and against any and all claims, actions, damages, demands, liens, costs, liability and expense, including, without limitation, reasonable attorneys’ fees in connection with loss of life, personal injury or property damage arising from or out of any occurrence in or upon any part of the Building and/or the Property if and to the extent caused by Landlord, its agents or employees. Landlord’s covenants, obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

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                  NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, TENANT AGREES THAT IT SHALL LOOK SOLELY TO THE ESTATE AND PROPERTY OF LANDLORD IN THE LAND AND BUILDING OF WHICH THE LEASED PREMISES IS A PART FOR THE COLLECTION OF ANY JUDGMENT (OR OTHER JUDICIAL PROCESS) REQUIRING THE PAYMENT OF MONEY BY LANDLORD IN THE EVENT OF ANY DEFAULT OR BREACH BY LANDLORD WITH RESPECT TO ANY OF THE TERMS, COVENANTS AND CONDITIONS OF THIS LEASE TO BE OBSERVED AND/OR PERFORMED BY LANDLORD AND NO OTHER ASSETS OF LANDLORD OR ITS MEMBERS OR OFFICERS SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER PROCEDURES FOR THE SATISFACTION OF TENANT’S REMEDIES.

(c)           General Liability Insurance.   Each party shall maintain, at its sole expense, general liability insurance with a combined single limit of not less than $2,000,000, insuring against injury to or death of any person or loss of or damage to any property, and specifically endorsed to cover the contractual liability for which it is responsible as set forth in subsection (a) or (b), as applicable. Each party shall provide the other with a certificate of insurance evidencing its compliance with this subsection, naming the other party as an additional insured and providing that the other party will be given written notice by the insurer at least 30 days prior to any termination or amendment of the insurance.

(d)           Fire Insurance.   Landlord shall maintain fire and extended coverage insurance against the Building and all other improvements upon the Property equal in amount to the full replacement value (exclusive of footers, foundations, and fixtures and personal property owned or affixed to the Building or Property by Tenant).

(e)           Waiver of Subrogation.   Landlord and Tenant each release and relieve the other, and on behalf of their insurers waive their entire right of recovery against the other, for loss or damage arising out of or incident to the casualties covered by the insurance required to be maintained by this Lease, regardless of whether loss or damage arises out of the negligence of the party released, its agents, invitees, employees, or otherwise. Both Landlord and Tenant shall require that their respective insurance policies contain a waiver of subrogation clause or endorsement.

9.              Damage or Destruction; Condemnation.

(a)           If the Leased Premises shall be partially damaged by any casualty covered under Landlord’s insurance policy, Landlord shall repair the same to the condition which existed as of the date of this Lease, and the Base Rent and all Additional Rent and other charges shall be abated proportionately as to that portion of the Leased Premises rendered untenantable; provided, however, that in light of the short term nature of this Lease, Landlord may either elect to repair the damage to the condition existing at the time of execution of this Lease (other than damage to Tenant’s fixtures, furniture, equipment, other personal property and any other portions of the Leased Premises or any property located therein for which Tenant is required to or does insure or as to which Tenant shall be responsible to repair or restore as provided below) or may cancel this Lease by notice of cancellation given within sixty (60) days after such event and thereupon this Lease shall expire, and Tenant shall vacate and surrender the Leased Premises to Landlord.

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Upon the occurrence of any casualty which shall, in the written opinion of an architect selected by Landlord, require more than ninety (90) days from the date of the casualty for Landlord to repair and restore the Leased Premises, Tenant may cancel this Lease by notice of cancellation given within thirty (30) days after such event and thereupon this Lease shall expire. Tenant’s liability for Rent upon the termination of this Lease shall cease as of the later of (y) the day following the event or damages or (z) the date upon which Tenant ceased to do business at the Leased Premises. In the event Landlord elects to repair the damage, any abatement of Rent shall end upon the date that Landlord completes Landlord’s obligations to restore the Leased Premises.

(b)           If the whole of the Leased Premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then the Term shall cease and terminate as of the date of title vesting in the condemnor in such proceeding and all Rent shall be paid up to that date and Tenant shall have no claim against Landlord for the value of any unexpired Lease Term of this Lease.

(c)           If any part of the Leased Premises or of the Property shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, and in the event that such partial taking or condemnation shall render the Leased Premises and/or the Property unsuitable for the business of Tenant, then the Lease Term shall cease and terminate as of the date of title vesting in the condemnor in such proceeding, and Tenant shall have no claim against Landlord for the value of any unexpired Lease Term. In the event of a partial taking or condemnation which is not extensive enough to render the Leased Premises unsuitable for the business of Tenant, then Landlord shall promptly restore the Leased Premises to the condition set forth in Exhibit A less the portion lost in the taking, and this Lease shall continue in full force and effect. Landlord shall not be required to expend in such restoration more than the proceeds of the award which is reserved for such purpose. The Base Rent shall be reduced in the proportion that the area of the Leased Premises taken bears to the entire area contained in the Leased Premises.

(d)           In the event of any condemnation or taking as hereinbefore provided, whether whole or partial, Tenant shall not be entitled to any part of the award, as damages or otherwise, for such condemnation and Landlord is to receive the full amount of such award. Tenant hereby expressly waives any right or claim to any part thereof and assigns to Landlord any share of such an award as may be granted to it. Although all damages in the event of any condemnation are to belong to Landlord whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the Leased Premises, and although Tenant hereby expressly waives all claims against Landlord, Tenant shall have the right to claim and recover from the condemning authority, not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damages to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment.

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10.            Assignment and Subletting.

(a)           By Tenant.   Tenant may, without Landlord’s prior consent, assign this Lease or sublet the Leased Premises in whole or in part, or license the use of any portion thereof, all of which shall require the Landlord’s prior written consent (which consent shall not be unreasonably withheld). Upon Tenant’s request for Landlord’s consent, Tenant shall deliver to Landlord a copy of such sublease or assignment. Notwithstanding any assignment or subletting, Tenant shall remain fully and primarily liable hereunder and shall not be released from performing any of the terms and covenants of this Lease. If Tenant shall assign or transfer its interest in this Lease or sublet all or a portion of the Leased Premises for rent, charges and/or other consideration (which shall include the assumption by the proposed assignee or subtenant of the obligation of Tenant to pay rent hereunder) which in the aggregate are in excess of the Rent due and payable by Tenant under the provisions of this Lease, said excess shall be paid to Landlord promptly upon receipt thereof by Tenant. In the case of any subletting of less than the entire Leased Premises, rent payable hereunder shall be apportioned, on a rentable square footage basis, between the portion of the Premises so sublet and the remaining portion of the Leased Premises, and if the rent, charges and other consideration paid in connection with such subletting shall be in excess of the amount of rent so apportioned to the portion of the Leased Premises so sublet, said excess shall be paid to Landlord promptly upon receipt thereof by Tenant.

(b)           Tenant shall provide within twenty (20) business days of receiving a written request from Landlord a statement in writing certifying (to the extent accurate) to any third party the following:

(1)

Ratifying this Lease, stating the Commencement Date and Expiration Date, and stating that this Lease is unmodified and is in full force and effect, or, to the extent that this Lease is modified, a statement specifically describing the modifications;

(2)

That to the best of Tenant’s knowledge, all conditions and obligations to be performed by Landlord hereunder have been satisfied and that Landlord is not in default under this Lease, or if Landlord is in default, a specific description of the nature and extent of the default;

(3)

The amount, if any, of any prepayment of rent or other prepayments made by Tenant hereunder, and stating that there are no defenses or offsets against the enforcement of the Lease (or stating those claimed); and

(4)

An agreement to notify the third party to whom the certificate is directed of any matters with respect to the status of this Lease for which that third party reasonably requires notification from Tenant.

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Tenant’s rights in the Leased Premises under this Lease shall be subordinate to the rights of any mortgagee, ground lessor or purchaser of the Property, whether that mortgagee or purchaser’s rights are prior or subsequent in time to those of Tenant provided such mortgagee, ground lessor or purchaser agrees that it will honor Tenant’s rights hereunder on the terms and conditions as set forth in such mortgagee’s Subordination, Non-disturbance and Attornment Agreement (to be executed by Tenant).

11.          Surrender.    Upon the termination of this Lease for whatever reason, Tenant shall surrender the Leased Premises to Landlord in good condition and repair (including, without limitation, all additions and alterations constructed on the Leased Premises), reasonable wear and tear and casualty excepted. In removing its fixtures and personal property from the Leased Premises, Tenant shall repair any damage to the Leased Premises resulting from that removal. If Tenant fails to remove any of such property within ten (10) days after the giving of written notice specifying the continued presence thereof after the termination of this Lease or to adequately repair damage caused by the removal within ten (10) days after the giving of written notice specifying the necessity for the repair thereof after the termination of this Lease, Landlord may at Landlord’s option remove the property or repair the damage, in which event the reasonable and actual out-of-pocket cost of removal or repair shall be due and payable by Tenant to Landlord upon demand.

12.           Default.

(a)           Events of Default.   The following shall constitute an Event of Default under this Lease:

(1)

Tenant’s failure to pay Rent or any other sum due under this Lease within five (5) business days after receiving written notice from the Landlord of nonpayment; However, if: (i) Landlord shall have sent to Tenant on at least three (3) occasions a notice of such default, even though the same shall have been cured and this Lease not terminated; and (ii) during the twelve (12) month period following the sending of said notice of default by Landlord to Tenant, Tenant thereafter shall default in the timely payment of any Rent or monetary payment, the same shall be deemed to be an Event of Default upon Landlord giving Tenant written notice thereof, without the five (5) business day grace period set forth above.

(2)

a party’s failure to cure any event of noncompliance with this Lease within thirty (30) days after receiving written notice from the other party specifying the event of non-compliance (or such longer period as is reasonably required to correct any such default, provided such party promptly commences and diligently commences to effectuate a cure);

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(b)          Landlord’s Rights.   Upon the occurrence of any Event of Default by Tenant, Landlord shall have the right, at its sole option:

(1)              To elect to re-enter or take possession of the Leased Premises pursuant to legal proceedings or any notice provided for herein and may either terminate this Lease or, without terminating this Lease, (i) remove all persons and property from the Leased Premises without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby and (ii) make such alterations and repairs as may be necessary in order to relet the Leased Premises for a term, rental rate and conditions as Landlord, in its sole discretion, may deem advisable. Upon reletting, rentals received by Landlord from such reletting shall be applied first to the payment of any indebtedness other than Base Rent due hereunder from Tenant; second to the payment of any costs and expenses of such reletting, including brokerage fees, reasonable attorneys’ fees and costs of alterations and repairs; third to the payment of the most current Base Rent owed at that time; and the residual, if any, shall be held by Landlord and applied in payment of future Base Rent as the same may become due and payable hereunder from Tenant. If such rentals received from such reletting are less than that to be paid by Tenant, Tenant shall be liable for the deficiency to Landlord. Any such deficiency shall be calculated and due monthly. No such re-entry or taking possession of the Leased Premises by Landlord shall be construed as an election on its part to terminate this Lease or to accept a surrender thereof.

(2)             Whether or not Landlord elects to re-enter or take possession of the Leased Premises in accordance with subsection (a) above, Landlord may, at any time after the occurrence of an Event of Default, elect to terminate this Lease. Should Landlord elect to terminate this Lease then, in addition to any other remedies Landlord may have available to it, Landlord may recover from Tenant all damages incurred by reason of such breach, including the cost of recovering the Leased Premises and the worth at the time of such termination of the excess, if any, of the amount of Base Rent, Additional Rent and all other charges reserved in this Lease, payable over the remainder of the stated Lease Term, over the then-reasonable rental value of the Leased Premises, all of which amounts shall be immediately due and payable from Tenant to Landlord as if by terms of this Lease it were payable in advance. Landlord may immediately proceed to distrain, collect, or bring action for the worth of the whole Rent, as aforesaid, or any part thereof as aforesaid, as rent being in arrears, or may enter judgment therefor in an amicable action in case of rent in arrears, or may file a proof of claim in any bankruptcy or insolvency proceedings for such rent, or Landlord may institute any other proceedings, whether similar to the foregoing or not to enforce payment thereof.

(3)            To cure such default for the account of Tenant (without waiving any claim for breach of this Lease); said right to cure shall include, without limitation, the right to pay or do any act which requires the expenditure of any sums of money by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event Landlord shall, at its election, pay such sums or do such acts requiring the expenditure of monies, Tenant agrees to pay Landlord, upon demand, all such sums and the sum so paid by Landlord, together with l interest provided herein, shall be deemed Additional Rent and be payable as such.

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(4)            To exercise any and all rights and remedies available to Landlord at law or in equity.

Landlord shall have the obligation to mitigate damages by reletting the Leased Premises (provided, however, that Landlord shall not be obligated to prefer such space to any other available space), and Tenant shall be liable to Landlord for the difference between the sums received by Landlord as a result of such reletting and the amounts due from Tenant under this Lease, together with all costs and expenses (including reasonable attorney’s fees) incurred by Landlord in connection with such reletting. The rights, options, elections, powers, and remedies contained in this Lease and those at law and equity shall be construed as cumulative and no one of them shall be exclusive of any of the others. The exercise by Landlord or Tenant of any one right or remedy shall not impair any other right or remedy until all obligations upon the part of the other party shall have been fully performed.

(c)           Tenant’s Rights.   If Landlord is in default hereunder, Tenant, after thirty (30) days notice that Tenant intends to cure such default and Landlord’s failure to cure any event of noncompliance with this Lease within thirty (30) days after receiving written notice from the Tenant specifying the event of non-compliance (or such longer period as is reasonably required to correct any such default, provided Landlord promptly commences and diligently commences to effectuate a cure), shall have the right, but not the obligation, to cure such default, and Landlord shall pay to Tenant upon demand the reasonable cost thereof plus interest at the then highest legal rate, and Tenant may deduct the same from any rent payments; provided, however, that in no event may Tenant deduct more than twenty-five (25%) of the Base Rent due and owing in any given month.

(d)           Non-waiver.   Either party’s failure to give notice of any event of non-compliance with any provision of this Lease to the other party, or either party’s failure, no matter how long the same may continue, to avail itself of any right or remedy available to it upon the occurrence of any Event of Default shall not constitute a waiver of the right to exercise any or all of its rights or remedies upon the subsequent occurrence of a similar or different Event of Default. No waiver of either party’s rights or remedies hereunder shall be effective unless set forth in a writing signed by such party, and then only to the extent set forth therein. The consent or approval of either party to or of any action by the other party requiring consent or approval of the first party shall not be deemed to waive or render unnecessary such consent or approval to or of any subsequent similar act by said party. No payment by Tenant or receipt by Landlord of a lesser amount than the rent herein stipulated shall be deemed to be other than on account of the earliest rent then unpaid, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.

13.          Quiet Enjoyment.   Landlord covenants that upon the payment of rent and the observance and performance of all the terms, covenants, and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Leased Premises, subject, nevertheless, to the terms and conditions of this Lease.

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14.            Notice.    All notices, claims, demands and other communications hereunder will be in writing and will be either mailed (by registered or certified mail, return receipt requested and postage prepaid) or sent by reputable overnight courier service providing written receipt or signed proof of delivery for next business day delivery, as follows:

if to Tenant:	Chief Executive Officer Lenox Group Inc. 1 Village Place 6436 City West Parkway Eden Prairie, Minnesota 55344

with a copy to:	Louis A. Fantin Senior Vice President, General Counsel & Secretary Lenox Group Inc 1414 Radcliffe Street Bristol, PA 19007-5496

if to Landlord:	555 13th Street, NW Suite 420 East Washington, DC 20004-1115 Attn: David Lipson

With a copy to:	1850J York Road Timonium, MD 21093 Attn: Michael Clark

with a copy to:	Alan B. Gordon, Esq. McGuireWoods, LLP 625 Liberty Avenue, 23rd floor Pittsburgh, PA 15222 or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to be received on the date delivered or the date delivery is refused.

15.          Estoppel.   Landlord and Tenant shall from time to time, within thirty (30) business days after request by the other party hereto, execute, acknowledge and deliver to the requesting party a statement certifying as to those matters described in Section 10(b) hereof and that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing any instruments or modifications), the dates to which Base Rent and other charges have been paid, and whether or not, to the best knowledge the party providing such statement, the other party hereto is in default or whether the party providing such statement has any claims or demands against the other party hereto (and, if so, the default, claim and/or

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demand shall be specified), and such other information relating to the status of this Lease as may be reasonably requested by the requesting party

16.            Miscellaneous.

(a)          Time of Essence.   Time is of the essence with respect to the performance of all of the obligations of Landlord and Tenant contained in this Lease.

(b)          Benefit.   This Lease shall be binding upon and inure to the benefit of the parties, and their respective permitted successors and assigns.

(c)          Complete Agreement.   This Lease contains all of the covenants and agreements between the parties relating to Tenant’s use and occupancy of the Leased Premises and the Property from the Commencement Date. No prior agreement or understanding pertaining to the same shall be valid or of any force and effect. This Lease may not be altered, changed, modified, or added to except in a writing signed by the party sought to be charged.

(d)          Applicable Law.   This Lease shall be governed in accordance with the laws of the State of New Jersey.

(e)         Fees.   If there is any litigation or arbitration proceeding between the parties related to this Lease, the prevailing party will be entitled to recover all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professional fees and expenses).

(f)         Interpretation.   If any provision of this Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. If any words or phrases in this Lease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Lease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken or otherwise eliminated. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

17.           Force Majeure.   If Landlord or Tenant is delayed or prevented from performing any of their respective obligations under this Lease due to strikes, acts of God, shortages of labor or materials, war, civil disturbances or other causes beyond the reasonable control of the performing party (“Force Majeure”), the period of such delay or prevention shall be deemed added to the time herein provided for the performance of any such obligation by the performing

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party; provided, however, that the occurrence of a Force Majeure event shall not act to delay or forgive the prompt payment of Base Rent, additional rent and all other sums due hereunder.

18.           Reservation of Landlord’s Rights.   Notwithstanding anything to the contrary contained herein, Landlord explicitly reserves the following rights (subject, however, to the applicable limitations and conditions thereon as are expressly set forth in this Lease, and provided that Landlord agrees to use commercially reasonable efforts not to interfere with Tenant’s business operations in the Leased Premises, which shall be deemed to include, but not limited to, performing any work hereunder outside normal business hours provided Tenant allows Landlord to access the Leased Premises during such times):

(a)

to temporarily close doors, entrance ways, corridors or any other public areas of the Property in connection with Landlord’s performance of its express obligations under this Lease to decorate or to make required repairs, or permitted alterations, additions or improvements, whether structural or otherwise, in and about the Property and the common areas, or temporarily suspend services or the use of facilities in connection with any such work, so long as there shall be no material interruption of Tenant’s or Tenant’s customers’ access to the Leased Premises or to an adequate parking area proximate to the Leased Premises;

(b)

to regulate delivery of supplies and the usage of the loading docks, (subject, however, to the understanding that such right of Landlord hereunder shall not extend or apply to, or otherwise affect or limit, Tenant’s right to the use of the Loading Dock as provided for herein);

(c)

to enter the Leased Premises at reasonable times during Tenant’s usual business hours when Tenant’s management personnel are present, upon prior written notice to Tenant (Landlord shall provide at least three (3) days prior written notice if Tenant is forced to relocate individuals in the Leased Premises due to Landlord exercising its rights hereunder), to inspect the Leased Premises and to make repairs to the Leased Premises or other portions of the Property as Landlord shall be required or shall have the right to make pursuant to the express provisions of this Lease;

(d)

to erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Leased Premises in reasonable locations, provided that Landlord shall use reasonable efforts to avoid interference to the conduct of Tenant’s business operations therein;

(e)	to utilize the roofs, telephone, electrical and janitorial closets, equipment rooms, building risers and similar areas that are used by Landlord for the provision of Property services; and

(f)	to show the Leased Premises, at reasonable times during Tenant’s usual business hours when Tenant’s management personnel are present, upon

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prior written notice to Tenant, to prospective mortgagees and purchasers and, during the six (6) months prior to expiration of the term, to prospective tenants.

19.           No Relocation.   Notwithstanding anything to the contrary contained in this Lease, it is expressly understood and agreed that Landlord shall have no rights hereunder to relocate Tenant (or any subtenant of Tenant) from all or any portion of the temporary space Leased Premises leased herein to any other location within the Building or elsewhere. The foregoing shall not in any manner limit or restrict the Landlord’s right of relocation under the terms of the Retail Lease.

20.           Restrictions on Use of Tenant’s Trade Names.   Notwithstanding anything to the contrary contained in this Lease, Tenant shall have absolute, sole and complete control over the use of the name “Lenox” and over the use of any other trade names or trademarks (and any logos and insignias) used in connection with the business of Tenant and/or its parent and/or of any subsidiaries or affiliates of Tenant and/or its parent; and neither Landlord nor its affiliates, its mortgagees or any merchants’ association or any other entity not solely controlled by Tenant and/or its parent and/or any subsidiaries or affiliates of Tenant and/or its parent, shall at any time prior to, during or after the term of this Lease use any of such trade names, trademarks, logos or insignias in any manner without Tenant’s prior written consent in each instance (which consent may be given or withheld by Tenant in Tenant’s sole and absolute discretion).

21.           Waiver of Distraint.   Landlord hereby expressly waives any and all rights granted by or under any present or future laws to levy or distrain for rent, in arrears, in advance or both, upon all goods, merchandise, equipment, fixtures, furniture and other personal property of Tenant or any subtenant or licensee of Tenant in the Leased Premises, delivered or to be delivered thereto.

22.           Intentionally Deleted

23.           Rent Notices.   If the ownership of the Leased Premises or the name or address of the party entitled to receive the rent shall be changed, Tenant may, until receipt of proper notice of such change from the party entitled to receive the rent immediately preceding such change, continue to pay the rent and additional rent to the party to which, and in the manner in which, the last preceding installment of rent was paid, and such payments shall be deemed made to Landlord until Tenant receives proper notice of such change.

24.           Intentionally Deleted

25.           Holdover.   Should Tenant continue to occupy the Leased Premises after the expiration of the Term, including any renewal or renewals thereof, such tenancy shall be one at sufferance at a monthly rental equal to 150% of the Base Rent payable for the last full month of the Term, plus Tenant shall be responsible for direct damages arising from Landlord’s inability to deliver the Leased Premises to another tenant as a result of such holdover continuing for twenty (20) days after receipt of Landlord’s notice to vacate. No holdover by Tenant or payment

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by Tenant after the expiration or earlier termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of the Leased Premises by summary proceedings or otherwise.

26.           Extermination.   Landlord shall be responsible for the prompt extermination of any rodents, vermin or other pests (including, without limitation, termites) which shall infest the Leased Premises for any reason not directly caused by Tenant’s acts or omissions.

27.           Tenant’s Access to and Use of Building Areas.   Notwithstanding anything to the contrary contained in this Lease, it is understood and agreed that: (i) Tenant shall have 365 day per year, 24 hour per day (subject to Landlord’s right to close the building or to restrict access in the event of emergencies or for the testing of building life safety systems), access to any and all equipment rooms, telephone rooms, condensers and any other areas of the Building in which Tenant’s equipment, or other equipment servicing the Leased Premises, may be placed or located (the location and placement of such equipment being subject to Landlord’s prior written approval) and (ii) Tenant shall have the right to use any shafts, risers and conduits connecting the Leased Premises with other parts of the Building, and/or with the exterior thereof, for the installation and maintenance of cables, ducts, conduits, flues, pipes and other devices, and for supplementary heating, ventilating and/or air conditioning equipment and for other facilities consistent with Tenant’s use of the Leased Premises and other portions of the Building (the location and placement of any such equipment being subject to Landlord’s prior written approval), so long as the installation and maintenance by Tenant of any of the same shall not unreasonably interfere with the operation of the Building or with other tenants’ use and enjoyment of the Building and provided that Tenant shall give prior notice to Landlord of any such installation in order that Landlord may be assured that such installation will not so interfere.

28.          Rules and Regulations.   Tenant agrees to abide by the rules and regulations of the Property, attached hereto and made a part hereof as Exhibit B. Landlord may, from time to time, amend or add to the rules and regulations, and Tenant agrees to comply with such amendments or additions immediately upon receipt of notice thereof, provided that Landlord provides Tenant with at least thirty (30) days prior written notice of any amendment or addition to the rules and regulations. Any and all Rules and Regulations or amendments shall: (i) be reasonable, (ii) not adversely affect the operations of Tenant’s business in or on the Leased Premises, and (iii) not adversely affect any of Tenant’s rights under this Lease. All such rules and regulations established by Landlord shall be uniformly enforced against all tenants of the Property and without prejudice against Tenant. In the event of any conflict between the provisions of this Lease and any rules or regulations, the provisions of this Lease shall prevail and govern.

29.          Waiver of Jury Trial.   The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, tenant’s use or occupancy of the Leased Premises, and/or any claim of injury or damage. In the event Landlord commences any proceedings for dispossess or possession of the Leased Premises or for non-payment of Base Rent, additional rent or any other

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sum due from Tenant hereunder, Tenant will not interpose any counterclaim or crossclaim of whatever nature or description in any such proceedings. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in any separate action brought by Tenant. However, Tenant shall not move to consolidate any such action with any action brought by Landlord against Tenant for dispossess or possession of the Leased Premises or for non-payment of rent.

30.           Brokerage Commission.   Tenant represents and warrants that Tenant has not retained a broker resulting in claims for brokerage commissions or finders’ fees in connection with the execution of this Lease. Tenant agrees to indemnify Landlord against and hold it harmless from all liabilities arising from any such claim by any broker or finder allegedly retained by Tenant, including, without limitation, the cost of counsel fees. Landlord represents and warrants that Landlord has not retained a broker resulting in claims for brokerage commissions or finders’ fees in connection with the execution of this Lease. Landlord agrees to indemnify Tenant against and hold it harmless from all liabilities arising from any such claim by any broker or finder allegedly retained by Landlord including, without limitation, the cost of counsel fees.

IN TESTIMONY WHEREOF, WITNESS the signatures of the parties hereto as of the day and year first above written.

LANDLORD:		TENANT:

	,	LENOX INCORPORATED.

A		a New Jersey corporation

By:		By:

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Exhibit A

Description of Leased Premises

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Exhibit B

Rules and Regulations

(a)          All deliveries or shipments of any kind to and from the Leased Premises, including loading and unloading of goods, shall be made only by way of the Tenant Loading Dock at the rear of the Leased Premises, or at any other location designated by Landlord.

(b)          Garbage and refuse shall be kept in a container or in the compactor, or in the ramp going to the dumpster and shall be placed at a location within the Leased Premises for collection. Tenant shall bear all costs of Tenant’s garbage and refuse removal;

(c)           No radio, television, phonograph or other similar devices or dishes, antennas or aerials attached thereto (inside or outside) shall be installed without first obtaining in each instance Landlord’s consent in writing and, if such consent be given, no such devices shall be used in a manner so as to be heard or seen outside of the Leased Premises except as expressly permitted;

(d)           Tenant shall keep the Leased Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures;

(e)           Tenant shall not place, suffer, or permit any obstructions or merchandise in outside areas immediately adjoining the Leased Premises or conduct sales from the sidewalk in front of the Leased Premises, without Landlord’s approval which will not be unreasonably withheld.

(f)            Tenant shall not use the public, parking or common areas in the Property for business purposes including, but not limited to, solicitation or the distribution or affixing of handbills;

(g)            Plumbing facilities shall not be used for any other purposes than that for which they are constructed, and no foreign substance of any kind shall be thrown therein;

(h)            Tenant shall not place, suffer or permit displays or decorations or shopping carts on the sidewalk in front of the Leased Premises or on or upon the common areas of the Property;

(i)             Tenant shall keep the Leased Premises well lit so as to provide a safe and secure environment for its customers and shall abide by any lighting requirements suggested or required by any appropriate agencies or insurance companies.

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Exhibit C

Tenant’s signage specifications and locations

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Exhibit “B-2”

LEASE – Retail Lease

RETAIL LEASE

THIS Lease is made and entered into this ____________________________, 2006, (“Commencement Date”) by and between __________________________, a _____________ _________________ with its principal office located at 555 13th Street, NW, Suite 420 East, Washington, DC 20004-1115 (“Landlord”), and DEPARTMENT 56 RETAIL, INC. a Minnesota corporation with its principal office located at One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344 (“Tenant”), as follows:

1.              Premises.   Subject to the terms and conditions set forth in this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, a portion of Landlord’s property located at 545 Tilton Road, Pomona, Galloway Township, New Jersey (the “Property”) consisting of the area of approximately 31,500 square feet of floor area (subject to final measurement and confirmation thereof as set forth in this Lease) on the first floor of the building situate upon the Property (the “Building”), as shown on the plat attached as Exhibit A hereto (hereinafter referred to as the “Leased Premises”), together with permitted access at all reasonable times to and the use of the parking lot and the common areas in and around the Building and the Property (including, without limitation, the use, in common with the other tenants of the Building, of the parking lot located in the rear of the Building and designated “Retail Parking” on Exhibit A and the telephone room for purposes of repairing and installing Tenant’s communication equipment). Except as set forth in this lease, it is expressly agreed that nothing shall be construed as a grant or rental of (and the Leased Premises shall not include) (i) any space above the finished ceiling of the Leased Premises (or, if none, above the bottom edge of the framework supporting the roof), (ii) any rights in the roof or exterior of the building within which the Leased Premises is located, (iii) the space below the finished floor of the Leased Premises or (iv) the land upon which the Leased Premises is located.

2.             Term.

(a)          Initial Term.   The initial term of this Lease (“Initial Term”) shall begin on the Commencement Date and end on the last day of the month next following the fifth (5th) anniversary of the Commencement Date (provided, however, in the event that the Commencement Date shall be the first day of a month then the Initial Term shall end on the day before the fifth (5th) anniversary of the Commencement Date). Notwithstanding anything to the contrary, Tenant shall have a one-time option to terminate the Lease by giving Landlord sixty (60) days prior written notice, such notice to be given within sixty (60) days after a portion of the Property is used in whole or in part, for any one of the following establishments: (i) a low-end discount type store which is not compatible with the Lenox brands, including but not limited to, a dollar store, flea market and/or a liquidator, (ii) repair or service center, (iii) bingo, lotto (but not the sale of lottery tickets which is incidental to the operation of a retail business), off-track

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betting hall or other gambling facility, (iv) bowling alley, billiard or pool room, arcade, amusement center, game room or other entertainment facility (but not games and other devices which are incidental to the operation of a restaurant or other retail facility), (v) liquor store, bar (but not the sale of alcohol in conjunction with a restaurant), discotheque or dance hall, (vi) blood bank, (vii) mortuary, (viii) adult bookstore or like establishment, (ix) theater (live or motion picture), (x) beauty school, beauty salon or barber shop, (xi) governmental facility that is customarily open to the public, (xii) community center, (xiii) heliport, (xiv) bus shelter, or (xv) telecom satellite dish (but not excluding (1) the use of such systems by tenants or other occupants of the Property in the operation of their business, or (2) the leasing, licensing or other granting of rights for a portion of the water tower and/or the roof of the building for the use of such systems by one or more of a telephone company, utility or telecommunications service provider). In addition, the Lease may be terminated earlier or renewed in accordance with the terms set forth herein.

(b)          Renewals.   Provided that no Event of Default has occurred and is then continuing under the terms of this Lease Agreement, Tenant shall have the option to extend the term of this Lease upon the same terms, covenants and conditions contained in this Lease for two (2) consecutive five-year terms (each of such being known as a “Renewal Term” and, collectively, as the “Renewal Terms”).

(c)          Exercise of Renewal.   Provided that no Event of Default has occurred and is then continuing under the terms of this Lease Agreement, Tenant may exercise its renewal options provided for in Section 2(b) by giving to Landlord prior written notice of its intent to exercise the respective option not fewer than one hundred fifty (150) days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be.

3.             Rent.

(a)           Base Rent.   “Base Rent” means the amount of (i) $3.50 per square foot of floor area of the Leased Premises per year for the Initial Term, provided, however, it is agreed that during the Initial Term the Base Rent from the Leased Premises and all other space leased in the Building by Tenant or Tenant affiliates will not decline below $200,000.00 per year (ii) $5.00 per square foot of floor area of the Leased Premises per year for the first Renewal Term (if any), and (iii) $6.00 per square foot of floor area of the Leased Premises per year for the second Renewal Term (if any).

(b)          Payment.   Base Rent will be payable in advance in equal monthly installments of one-twelfth of the annual Base Rent, without demand, offset or deduction, except as expressly set forth herein, not later than the first day of each and every month. In the event Tenant does not make payment of Base Rent or other sums due and owing hereunder within ten (10) business days after Landlord gives notice of late payment then a late fee in the amount $200.00 shall become immediately due to Landlord as liquidated damages for failure to make timely payment. All late payments which are not paid within the aforesaid ten (10) day period

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shall bear interest at the Prime Rate published in The Wall Street Journal, plus 1%, until received by Landlord.

                                 (c)          Property Taxes.   As additional rent, Tenant shall pay its pro rata share of the real property taxes and/or payments in lieu of real property taxes and assessments payable during the term of this Lease with respect to the Property; provided, however, that, for the purpose of calculating such Tenant’s pro rata share thereof, it is understood and agreed that there shall be excluded from the total real property taxes imposed or assessed upon the Property (i) any increase in the assessed value of the Property arising by reason of the redevelopment thereof and/or the construction of any additional improvements upon the Property, (ii) any income, revenue, inheritance, devolution, estate, succession, transfer, gift, capital levy, excess profits, franchise, gross receipts, corporation, payroll, stamp or profit tax, by whatsoever authority imposed or howsoever designated, (iii) any penalties imposed upon Landlord for Landlord’s delinquent payment of taxes or (iv) any tax upon the sale, transfer and/or assignment of the title or estate of Landlord. As of the date hereof, Tenant’s pro rata share of real property taxes is (7.93%), which share has been calculated by dividing the 31,500 square feet of floor area comprising the Leased Premises (such Premises measurement to be confirmed and adjusted, as applicable, with the method of such measurement being the measurement from the middle of the outside perimeter wall to the middle of the outside perimeter wall) by the 397,546 square feet of floor area of the Building (such Building measurement to be confirmed and adjusted, as applicable, and such measurement to exclude the blue building that was formerly the retail store, the Quonset hut, and the fire pump and gas house, provided, however, such excluded spaces will be added to the total square footage of the Building if leased by Landlord, and, provided, further, any newly constructed space will be added to the total square footage of the Building). Tenant’s pro rata share of real property taxes shall be paid by Tenant in equal monthly installments in advance along with the payments of Base Rent in such amounts as are reasonably estimated and billed by Landlord based upon the total real property taxes due for the fiscal year of the applicable taxing authority. Landlord may revise its estimate and may adjust such monthly payment at the end of any calendar month. After Landlord has received the tax bills for each year, Landlord will notify Tenant of the amount of real property taxes on which Tenant’s pro rata share is based, and the amount of Tenant’s pro rata share. If the aforesaid monthly payments on account of Tenant’s pro rata share for a given year or partial year are greater than Tenant’s share of the taxes payable for a given year or partial year, Tenant shall receive a credit from Landlord for the excess against installments of Tenant’s pro rata share next becoming due to Landlord (and in the event of a credit to the Tenant upon or after termination of the Lease, Tenant shall receive the credit in the form of a refund check payable to the Tenant), and if said payments are less than Tenant’s share, Tenant shall forthwith pay Landlord the difference. Tenant shall be responsible for, and shall pay before delinquency, all taxes assessed during from and after the date of this Lease against any leasehold interest or Tenant’s personal property improvements, decorations, alterations, trade fixtures and/or other personal property of any kind owned by or placed in, upon or about the Leased Premises by Tenant, whether such taxes are assessed against Landlord or Tenant.

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4.              Use.

(a)           Use by Tenant.   Tenant shall accept the Leased Premises in its current “as is” condition, subject to improvements and alterations, set forth in Exhibit A-1, attached hereto and made a part hereof, to be made by Landlord, at its expense. Tenant shall continuously operate and keep open to the public (during reasonable business hours) one hundred percent (100%) of the retail portion of the Leased Premises during the entire Term and any Renewal Term. Tenant shall keep its store adequately staffed with employees and shall carry a full stock of merchandise of such size, character and quality as shall be comparable to Tenant’s other retail stores. Tenant will use the Leased Premises solely for the operation of a warehouse outlet retail store and all incidental purposes related thereto and in full compliance with all governmental rules, regulations and requirements including, without limitation, obtaining and maintaining any and all licenses, permits and approvals necessary for the operation of Tenant’s business at the Leased Premises. Tenant, its employees, invitees and licensees shall observe all laws (including without limitation applicable health, safety and environmental laws) applicable to the manner of Tenant’s specific use and occupancy of the Leased Premises (as opposed to general retail use). Tenant shall have the right, upon giving notice to Landlord, to contest any obligation imposed upon Tenant pursuant to the provisions of this Section and to defer compliance during the pendency of such contest, provided that such failure of Tenant to so comply will not cause or result in the breach by Landlord of any agreement to which Landlord is a party, or subject Landlord to any fines, prosecution or criminal penalty. Landlord shall reasonably cooperate with Tenant in such contest.

(b)           Signs.   Tenant may place not more than a total of six (6) signs (with one of such signs being a sign located on road frontage), including but not limited to, signs on the front lawn of the Property having the dimensions and to be placed in the locations as shown on Exhibit C attached hereto and made a part hereof, directing customers to its Leased Premises and maintain all signage that currently exists at the Property. The size, location and design of such signs shall be subject to the prior review and approval of Landlord, which shall not be unreasonably withheld. Landlord shall have the right to relocate such signs and/or to change the dimensions thereof, at Landlord’s sole cost and expense, provided that (i) the signs shall be relocated within the area as shown on Exhibit A attached hereto and made a part hereof and (ii) the dimensions of such signs shall in no event be less than {describe signage specifications}. Tenant shall maintain all such signs in good condition and repair and may replace or remove any or all such signs at any time during the term of this Lease. Landlord shall not permit any obstruction of visibility to Tenant’s signs, and shall not permit anyone other than Tenant to place, paint, erect or maintain any sign in, on or about the Leased Premises (including, without limitation, upon the roof or exterior walls thereof). Notwithstanding anything to the contrary contained herein, it is understood and agreed that in the event that Landlord shall at any time provide common pylon, monument or billboard signage identifying the retail component of the Property and including the name(s) of any tenant(s) or occupant(s) of the Property, Tenant shall be entitled to place its sign and/or logo within an area upon such common pylon, monument or billboard signage as shall be not less than proportionate in size to the relationship between the

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floor area of the Leased Premises to the floor area occupied in the Building by such other tenants or occupants as shall be named upon such common pylon, monument or billboard signage. Any sign placed and maintained by Tenant must comply with all zoning and other applicable governmental ordinances and laws and Tenant shall procure all necessary governmental approvals in respect of such signs (and Landlord agrees to cooperate with Tenant in respect of the procurement of such governmental approvals and in furtherance thereof Landlord shall, upon the request of Tenant, promptly execute or join in the execution of any applications for such permits and licenses as may be necessary in connection with such procurement). Upon termination of this Lease, Tenant shall remove all such signs relating to its business at the Leased Premises and shall repair all damage occasioned hereby, which obligation shall survive the expiration or earlier termination of this Lease.

(c)           Parking.   Tenant will have use of up to five (5) parking spaces for each 1,000 square feet of the Leased Premises, of which eighty (80) spaces shall be reserved for Tenant’s exclusive use as shown on the site plan attached as Exhibit B hereto, and the balance of which shall be non-exclusive within the general parking lot of the Property.

(d)           Loading Dock and Trash Dumpsters/Compactors .   Tenant will have full and exclusive use of the loading docks at the Property designated as “Tenant’s Loading Docks” on Exhibit A. Landlord shall have the right to use and/or permit other tenants of occupants of the Property to use, all loading docks other than those designated as Tenant’s Loading Docks on Exhibit A. Tenant shall also have the right to locate its trash dumpsters/compactors in the Tenant’s Loading Dock area or in such other area(s) as mutually agreed upon by the parties.

5.              Utility Expenses; Trash Removal.

All utility expenses for the Leased Premises shall be borne by Tenant. Landlord will arrange for and pay the cost of installation of meters to measure utilities used by Tenant in the Leased Premises. If any such separate meter is not installed by the Commencement Date, Landlord and Tenant will agree upon a reasonable allocation of the affected service between the Leased Premises and the remainder of the Property. Tenant shall pay the cost of removal of Tenant’s garbage or refuse from the Leased Premises, and if Landlord shall provide or designate a service for picking up refuse and garbage, then Tenant shall use same at Tenant’s expense provided that such service is priced competitively.

6.              Maintenance.

(a)           Landlord’s Responsibilities.   Landlord shall maintain in good order, condition, and state of repair all exterior and structural portions (including, but not limited to, the roof, exterior walls, interior load bearing walls, floors (but not floor coverings) and foundation) and all mechanical systems (plumbing, heating and ventilation, air conditioning and electrical to the point of entry in the Leased Premises) at the Property, and all parking areas, drives, sidewalks and landscaping; provided, however, that if such necessary exterior or structural

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repairs are required due to the negligent acts or omissions of Tenant, its agents, employees or contractors, then Tenant shall be responsible for the costs of such repairs. Landlord will be responsible for snow removal. Landlord shall maintain and replace all sewerage facilities and other utility facilities outside the Leased Premises servicing the Leased Premises. Landlord shall cause all repairs and changes to be made without unreasonable interference with the business of Tenant or any subtenant or licensee of Tenant. Tenant shall reimburse Landlord for its pro rata share of such reasonable sums (the “Operating Expenses”) which Landlord expends (and which are not reimbursed by Landlord’s insurer or other third party) in effecting its repairs and maintenance and/or operation and/or insuring of the Property hereunder; provided, however, the cost of any item which, by standard accounting practice, should be capitalized, will not be included in Operating Expenses (except only to the extent of any cost savings in Operating Expenses) and provided further that, for the purpose of calculating Tenant’s pro rate share of Operating Expenses hereunder, there shall also be excluded from Operating Expenses: (i) any expense related to debt service with respect to the acquisition, construction and/or expansion of the Property and any payments made by Landlord with respect to any ground or underlying lease; (ii) any expenses for which Landlord is entitled to be reimbursed by any tenant other than under a rental adjustment and/or additional rent provision; (iii) the cost of any repairs or other work to the extent to which same is actually covered by and/or Landlord is reimbursed by any policy of insurance and/or any award in connection with a taking by eminent domain; (iv) legal fees or other expenses incurred in connection with negotiations or disputes with tenants or prospective tenants of the Property; (v) costs of renovating or otherwise improving or decorating space in the Property for tenants (including the Leased Premises) or other occupants or vacant space; (vi) costs related to maintaining the existence of Landlord’s business entity as a corporation, partnership or other entity; (vii) the wages and salaries (including employee benefits) of any employees above the level of Property manager; (viii) salary, fringe benefits and other compensation for Landlord’s corporate headquarters office personnel not engaged in activities related to the operation and management of the Property; (ix) repairs or replacements resulting from deficient workmanship, or materials or items provided Tenant shall have previously paid for same (so that Tenant has not paid for both the work and the correction of defective work); (x) rental concessions or lease buy-outs; (xi) management fees in excess of 4%; (xii) personal property taxes (other than any of same imposed upon any personal property used in the operation and maintenance of the Property; (xiii) costs for which Landlord is solely obligated under any other express provision of this Lease, (xiv) costs incurred to bring the common areas, or any portion thereof, into compliance with laws existing as of the Commencement Date to the express extent that same shall become in violation of such laws as directly a result of the renovation or improvement of the Property by Landlord subsequent to the Commencement Date and laws enacted after the Commencement Date; (xv) costs attributable to improvements or work which are part of Landlord’s plans as a result of its purchase of the Property; (xvi) leasing costs of any type, including attorneys’ fees, be it procuring tenants or releasing as well as retaining existing tenants and costs of enforcement of Landlord’s rights under leases in the Property; (xvii) costs incurred due to Landlord violations of any of the terms and conditions of any leases in the Property and fines incurred with respect to Landlord’s failure to observe any legal requirements with respect to conditions or violations occurring after the date of Landlord’s obtaining title to

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the Property; (xvii) overhead and profit paid to subsidiaries or affiliates of the Landlord for management or other services or materials to the extent that the costs of those items would not have been paid had the services and materials been provided by unaffiliated parties on a competitive basis; (xviii) any costs incurred in the addition of other improvements, offices or stores, and/or expansion of the Property; (xix) auditors’ fees (except for auditory fees incurred in connection with the preparation of statements of Operating Expenses for the Property); (xx) advertising and promotional expenditures (except for costs for “help wanted” advertising and the like incurred in connection with the operation and maintenance of the Property); (xxi) any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority and the defense of same; (xxii) expenses for vacant or vacated space, including utility costs, securing and renovating; (xxv) costs attributable to defective or deficient work performed by Landlord; (xxiii) any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax assessed against Landlord; (xxiv) the costs of maintaining any facilities not physically located within the Property; (xxv) any expenses incurred in connection with any portions of the Building and Property from which Tenant does not derive any benefit (including, without limitation, any enclosed mall retail shopping area constructed within the Building or elsewhere upon the Property) and (xxvi) any other cost which would be duplicative of items otherwise payable by Tenant under any other express provision of this Lease. As of the date hereof, Tenant’s pro rata share of Operating Expenses is (7.93%), which share has been calculated by dividing the 31,500 square feet of floor area comprising the Leased Premises (such Premises measurement to be confirmed and adjusted, as applicable, with the method of such measurement being the measurement from the middle of the outside perimeter wall to the middle of the outside perimeter wall) by the 397,546 square feet of floor area of the Building (such Building measurement to be confirmed and adjusted, as applicable, and such measurement to exclude the blue building that was formerly the retail store, the Quonset hut, and the fire pump and gas house, provided, however, such excluded spaces will be added to the total square footage of the building if leased by Landlord, and, provided, further, any newly constructed space will be added to the total square footage of the Building). Tenant’s pro rata share of Operating Expenses shall be paid by Tenant in equal monthly installments in advance along with the payments of Base Rent in such amounts as are reasonably estimated and billed by Landlord based upon the total Operating Expenses due for the current calendar year. Landlord may revise its estimate and may adjust such monthly payment at the end of any calendar month. After Landlord has received the final statement for the Operating Expenses for the previous calendar year, Landlord will notify Tenant of the amount of Operating Expenses on which Tenant’s pro rata share is based, and the amount of Tenant’s pro rata share. If the aforesaid monthly payments on account of Tenant’s pro rata share for a given year or partial year are greater than Tenant’s share of the Operating Expenses payable for a given year or partial year, Tenant shall receive a credit from Landlord for the excess against installments of Tenant’s pro rata share next becoming due to Landlord (and in the event of a credit to the Tenant upon or after termination of the Lease, Tenant shall receive the credit in the form of a refund check payable to the Tenant), and if said payments are less than Tenant’s share, Tenant shall forthwith pay Landlord the difference.

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(b)           Tenant’s Responsibilities.   Tenant shall, at Tenant’s sole expense, maintain and repair the non-structural interior portions of the Leased Premises (including plumbing, heating and ventilation, air conditioning and electrical from the point of entry in the Leased Premises) in good order, condition and repair. If Landlord makes repairs by reason of Tenant’s negligent act, Landlord may deem the cost of such repairs Rent, and such cost shall be due and payable within ten (10) days after Landlord’s demand therefor. In the event of the failure of Tenant to make repairs or perform any act required by this Lease promptly as herein agreed, Landlord, in addition to any other rights, may as of right enter upon the Leased Premises and make such repairs or perform such acts at the expense of Tenant, the cost thereof to be charged to Tenant as Rent. Tenant shall also be responsible for the cost of any repairs or replacements made necessary by the negligent or intentional acts of Tenant, its employees, licensees or invitees. Tenant shall be responsible for lightbulb replacement in the Leased Premises, regular cleaning services for the Leased Premises, and trash removal from the Leased Premises.

(c)           Fire or Other Casualty and Taking.   The provisions of this Section shall not apply in the case of damage or destruction by fire or other casualty or in the case of any taking; the obligations of the parties in such cases to be as provided in other Sections of this Lease.

(d)           Cap.   Notwithstanding anything to the contrary, it is agreed that the Tenant’s pro-rata share of controllable Operating Expenses (which shall include grass maintenance/landscaping, pest control, water and treatment thereof, and roof, parking lot and other Landlord maintenance under Section 6(a), excluding snow removal and insurance) for 2007 shall in no event exceed the lesser of (i) the actual Operating Expenses incurred for the calendar year 2007, or (ii) $.50 per square foot for the first lease year, and the controllable Operating Expenses shall not thereafter increase by more than five percent (5%) of the controllable Operating Expenses for the immediately prior lease year.

7.             Alterations.

(a)           By Tenant.   Tenant shall make no structural alterations, additions, or improvements to the Leased Premises, or any non-structural alterations, additions or improvements which adversely affect or interfere with the operating or mechanical systems of the building, without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. As a condition of granting its consent, Landlord may require Tenant to provide Landlord with all plans and specifications for the proposed alterations and with all agreements with proposed contractors and subcontractors (all of which shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld). All such alterations, additions, and improvements shall be at Tenant’s sole expense and shall be performed by qualified contractors and subcontractors. Tenant shall indemnify Landlord against all claims, demands, costs and expenses (including reasonable attorneys fees), damages and liabilities arising from or relating to the construction, installation, use or operation of any such alterations, additions or improvements made by or on behalf of Tenant, and against the imposition of

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mechanics’ or materialmen’s liens resulting from work performed by Tenant’s contractors. All improvements, additions, and alterations to the Leased Premises (except trade fixtures) shall become the property of Landlord and shall be surrendered up to Landlord upon the expiration of this Lease unless otherwise agreed by Landlord and Tenant. Landlord acknowledges that all conveyors, trade fixtures and warehousing equipment and racking are the property of Tenant.

Prior to Tenant performing any alterations to the Leased Premises for which a lien could be filed against the Leased Premises or the Property, Tenant shall have its contractor execute and file in the appropriate public office a Waiver of Mechanics’ Lien, in statutory form and provide Landlord with an original copy thereof. Tenant agrees that its alteration or improvement work in the Leased Premises shall not be done in a manner which would create any work stoppage, picketing, labor disruption or dispute or any interference with the business of Landlord or any tenant or occupant of the Property.

(b)           By Landlord.   Landlord shall have the right to place, maintain and repair all utility equipment of any kind in, upon, around and under the Leased Premises as may be necessary for the service of the Leased Premises and other portions of the Property, and Landlord (for itself and other tenants in the Property) hereby reserves the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, utilities and structural elements leading through, under and over the Leased Premises in locations which will not unreasonably interfere with Tenant’s use thereof so long as same are installed below the finished floor, within or along a wall or column, or above or along the finished ceiling. Landlord shall also have the right to enter the Leased Premises at all reasonable times to inspect or to exhibit the same to prospective purchasers, mortgagees, ground lessors and tenants, and to make such repairs, additions, alterations or improvements as Landlord may deem desirable. Landlord shall be allowed to take all material in, to and upon the Leased Premises that may be required in connection with such repairs, additions, alterations or improvements without the same constituting an eviction of Tenant in whole or in part. If the Leased Premises contain means of access to the roof or basement, Landlord shall have the right to enter the Leased Premises at all reasonable times to gain access to said roof or basement to inspect same and to make such repairs, additions, alterations or improvements as Landlord may deem desirable. Landlord may erect such alterations, additions, or improvements to the Property as Landlord in its sole discretion deems reasonably necessary or appropriate for the proper maintenance, operation or expansion or improvement of the Property; provided, however, that no such alterations, additions, or improvements shall materially and adversely affect (i) access or visibility to the Leased Premises or (ii) visibility to Tenant’s signs upon the Building and the Property relating to the Leased Premises and Tenant’s business thereat or (iii) the proximity of the Leased Premises to adequate customer parking or (iv) subject to Landlord’s right to relocate the Premises as set forth in this Lease, diminish the size or usable square feet, or alter the configuration, of the Leased Premises. In connection with Landlord’s rights set forth herein, Landlord and its contractors shall not interfere unreasonably with Tenant’s use and occupancy of the Leased Premises. Landlord shall promptly repair any damages caused by its activities hereunder.

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8.             Indemnity, Insurance.

(a)           Indemnity by Tenant.   Tenant agrees that, except for loss or damage resulting from the willful acts or negligence of Landlord, its agents or employees, Tenant shall and does hereby indemnify and hold Landlord, its agents and employees, harmless from and against any and all claims, actions, damages, liabilities and expenses (including reasonable attorneys fees) (i) in connection with any loss of life, personal injury or damage to property in or upon the Leased Premises, if and to the extent caused by Tenant, its agents or employees, or (ii) arising out of the use or occupancy of the Leased Premises by Tenant, its agents, employees, invitees or contractors, or occasioned by Tenant, its agents, employees, invitees or contractors if and to the extent caused by Tenant, its agents or employees. Tenant’s covenants, obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

(b)           Indemnity by Landlord.   Landlord agrees that, except for loss or damage resulting from the willful acts or negligence of Tenant, its agents or employees, Landlord shall indemnify and save Tenant, its agents and employees, harmless from and against any and all claims, actions, damages, demands, liens, costs, liability and expense, including, without limitation, reasonable attorneys’ fees in connection with loss of life, personal injury or property damage arising from or out of any occurrence in or upon any part of the Building and/or the Property if and to the extent caused by Landlord, its agents or employees. Landlord’s covenants, obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, TENANT AGREES THAT IT SHALL LOOK SOLELY TO THE ESTATE AND PROPERTY OF LANDLORD IN THE LAND AND BUILDING OF WHICH THE LEASED PREMISES IS A PART FOR THE COLLECTION OF ANY JUDGMENT (OR OTHER JUDICIAL PROCESS) REQUIRING THE PAYMENT OF MONEY BY LANDLORD IN THE EVENT OF ANY DEFAULT OR BREACH BY LANDLORD WITH RESPECT TO ANY OF THE TERMS, COVENANTS AND CONDITIONS OF THIS LEASE TO BE OBSERVED AND/OR PERFORMED BY LANDLORD AND NO OTHER ASSETS OF LANDLORD OR ITS MEMBERS OR OFFICERS SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER PROCEDURES FOR THE SATISFACTION OF TENANT’S REMEDIES.

(c)           General Liability Insurance.   Each party shall maintain, at its sole expense, general liability insurance with a combined single limit of not less than $2,000,000, insuring against injury to or death of any person or loss of or damage to any property, and specifically endorsed to cover the contractual liability for which it is responsible as set forth in subsection (a) or (b), as applicable. Each party shall provide the other with a certificate of insurance evidencing its compliance with this subsection, naming the other party as an additional insured and providing that the other party will be given written notice by the insurer at least 30 days prior to any termination or amendment of the insurance.

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(d)           Fire Insurance.   Landlord shall maintain fire and extended coverage insurance against the Building and all other improvements upon the Property equal in amount to the full replacement value (exclusive of footers, foundations, and fixtures and personal property owned or affixed to the Building or Property by Tenant).

(e)           Waiver of Subrogation.   Landlord and Tenant each release and relieve the other, and on behalf of their insurers waive their entire right of recovery against the other, for loss or damage arising out of or incident to the casualties covered by the insurance required to be maintained by this Lease, regardless of whether loss or damage arises out of the negligence of the party released, its agents, invitees, employees, or otherwise. Both Landlord and Tenant shall require that their respective insurance policies contain a waiver of subrogation clause or endorsement.

9.              Damage or Destruction; Condemnation.

(a)           If the Leased Premises shall be partially damaged by any casualty covered under Landlord’s insurance policy, Landlord shall repair the same to the condition which existed as of the date of this Lease, and the Base Rent and all Additional Rent and other charges shall be abated proportionately as to that portion of the Leased Premises rendered untenantable. If (a) the Leased Premises (i) by reason of such occurrence is rendered wholly untenantable, or (ii) should be damaged in whole or in part during the last year of the Lease Term or of any Renewal Term hereof, or (b) the building of which the Leased Premises is a part (whether or not the Leased Premises is damaged) is damaged to the extent of seventy-five percent (75%) or more of the then monetary value thereof or (c) if a substantial material portion of or all of the buildings or common facilities are damaged, whether or not the Leased Premises are damaged, to such an extent that the Property cannot, in the reasonable judgment of Landlord, be operated as an integral unit, then, in any of such events described in (a) through (c) above, Landlord may either elect to repair the damage to the condition existing at the time of execution of this Lease (other than damage to Tenant’s fixtures, furniture, equipment, other personal property and any other portions of the Leased Premises or any property located therein for which Tenant is required to or does insure or as to which Tenant shall be responsible to repair or restore as provided below) or may cancel this Lease by notice of cancellation given within sixty (60) days after such event and thereupon this Lease shall expire, and Tenant shall vacate and surrender the Leased Premises to Landlord. Upon the occurrence of any of the events described in (a) through (c) above, Tenant may cancel this Lease by notice of cancellation given within sixty (60) days after such event and thereupon this Lease shall expire. Tenant’s liability for Rent upon the termination of this Lease shall cease as of the later of (y) the day following the event or damages or (z) the date upon which Tenant ceased to do business at the Demised Premises. In the event Landlord elects to repair the damage, any abatement of Rent shall end upon the date that Landlord completes Landlord’s obligations to restore the Leased Premises.

(b)           If the whole of the Leased Premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then the Term shall cease and terminate as

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of the date of title vesting in the condemnor in such proceeding and all Rent shall be paid up to that date and Tenant shall have no claim against Landlord for the value of any unexpired Lease Term of this Lease.

(c)          If any part of the Leased Premises or of the Property shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, and in the event that such partial taking or condemnation shall render the Leased Premises and/or the Property unsuitable for the business of Tenant, then the Lease Term shall cease and terminate as of the date of title vesting in the condemnor in such proceeding, and Tenant shall have no claim against Landlord for the value of any unexpired Lease Term. In the event of a partial taking or condemnation which is not extensive enough to render the Leased Premises unsuitable for the business of Tenant, then Landlord shall promptly restore the Leased Premises to the condition set forth in Exhibit A less the portion lost in the taking, and this Lease shall continue in full force and effect. Landlord shall not be required to expend in such restoration more than the proceeds of the award which is reserved for such purpose. The Base Rent shall be reduced in the proportion that the area of the Leased Premises taken bears to the entire area contained in the Leased Premises.

(d)          In the event of any condemnation or taking as hereinbefore provided, whether whole or partial, Tenant shall not be entitled to any part of the award, as damages or otherwise, for such condemnation and Landlord is to receive the full amount of such award. Tenant hereby expressly waives any right or claim to any part thereof and assigns to Landlord any share of such an award as may be granted to it. Although all damages in the event of any condemnation are to belong to Landlord whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the Leased Premises, and although Tenant hereby expressly waives all claims against Landlord, Tenant shall have the right to claim and recover from the condemning authority, not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damages to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment.

10.            Assignment and Subletting.

(a)          By Tenant.   Tenant may, without Landlord’s prior consent, assign this Lease or sublet the Leased Premises in whole or in part, or license the use of any portion thereof, all of which shall require the Landlord’s prior written consent (which consent shall not be unreasonably withheld). Upon Tenant’s request for Landlord’s consent, Tenant shall deliver to Landlord a copy of such sublease or assignment. Notwithstanding any assignment or subletting, Tenant shall remain fully and primarily liable hereunder and shall not be released from performing any of the terms and covenants of this Lease. If Tenant shall assign or transfer its interest in this Lease or sublet all or a portion of the Leased Premises for rent, charges and/or other consideration (which shall include the assumption by the proposed assignee or subtenant of

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the obligation of Tenant to pay rent hereunder) which in the aggregate are in excess of the Rent due and payable by Tenant under the provisions of this Lease, said excess shall be paid to Landlord promptly upon receipt thereof by Tenant. In the case of any subletting of less than the entire Leased Premises, rent payable hereunder shall be apportioned, on a rentable square footage basis, between the portion of the Premises so sublet and the remaining portion of the Leased Premises, and if the rent, charges and other consideration paid in connection with such subletting shall be in excess of the amount of rent so apportioned to the portion of the Leased Premises so sublet, said excess shall be paid to Landlord promptly upon receipt thereof by Tenant. Further, if Tenant assigns this Lease or sublets a portion of the Leased Premises to a person or entity who does not use the Leased Premises or the sublet portion thereof primarily as either a retail store facility or as a general office use, then the reserved parking spaces as set forth in Section 4(c) hereof shall be reduced (in the amount of 5 spaces for every 1,000 square feet of space which is not being used for retail or general office space) and such reduced spaces shall thereafter become non-exclusive general parking spaces to be utilized on a first come, first serve basis in conjunction with the general parking lot of the Property.

(b)          Tenant shall provide within twenty (20) business days of receiving a written request from Landlord a statement in writing certifying (to the extent accurate) to any third party the following:

(1)

Ratifying this Lease, stating the Commencement Date and Expiration Date, and stating that this Lease is unmodified and is in full force and effect, or, to the extent that this Lease is modified, a statement specifically describing the modifications;

(2)

That to the best of Tenant’s knowledge, all conditions and obligations to be performed by Landlord hereunder have been satisfied and that Landlord is not in default under this Lease, or if Landlord is in default, a specific description of the nature and extent of the default;

(3)

The amount, if any, of any prepayment of rent or other prepayments made by Tenant hereunder, and stating that there are no defenses or offsets against the enforcement of the Lease (or stating those claimed); and

(4)

An agreement to notify the third party to whom the certificate is directed of any matters with respect to the status of this Lease for which that third party reasonably requires notification from Tenant.

Tenant’s rights in the Leased Premises under this Lease shall be subordinate to the rights of any mortgagee, ground lessor or purchaser of the Property, whether that mortgagee or purchaser’s

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rights are prior or subsequent in time to those of Tenant provided such mortgagee, ground lessor or purchaser agrees that it will honor Tenant’s rights hereunder on the terms and conditions as set forth in such mortgagee’s Subordination, Non-disturbance and Attornment Agreement (to be executed by Tenant).

11.          Surrender.   Upon the termination of this Lease for whatever reason, Tenant shall surrender the Leased Premises to Landlord in good condition and repair (including, without limitation, all additions and alterations constructed on the Leased Premises), reasonable wear and tear and casualty excepted. In removing its fixtures and personal property from the Leased Premises, Tenant shall repair any damage to the Leased Premises resulting from that removal. If Tenant fails to remove any of such property within ten (10) days after the giving of written notice specifying the continued presence thereof after the termination of this Lease or to adequately repair damage caused by the removal within ten (10) days after the giving of written notice specifying the necessity for the repair thereof after the termination of this Lease, Landlord may at Landlord’s option remove the property or repair the damage, in which event the reasonable and actual out-of-pocket cost of removal or repair shall be due and payable by Tenant to Landlord upon demand.

12.           Default.

(a)          Events of Default.   The following shall constitute an Event of Default under this Lease:

(1)

Tenant’s failure to pay Rent or any other sum due under this Lease within five (5) business days after receiving written notice from the Landlord of nonpayment; However, if: (i) Landlord shall have sent to Tenant on at least three (3) occasions a notice of such default, even though the same shall have been cured and this Lease not terminated; and (ii) during the twelve (12) month period following the sending of said notice of default by Landlord to Tenant, Tenant thereafter shall default in the timely payment of any Rent or monetary payment, the same shall be deemed to be an Event of Default upon Landlord giving Tenant written notice thereof, without the five (5) business day grace period set forth above.

(2)

a party’s failure to cure any event of noncompliance with this Lease within thirty (30) days after receiving written notice from the other party specifying the event of non-compliance (or such longer period as is reasonably required to correct any such default, provided such party promptly commences and diligently commences to effectuate a cure);

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(b)           Landlord’s Rights.   Upon the occurrence of any Event of Default by Tenant, Landlord shall have the right, at its sole option:

(1)             To elect to re-enter or take possession of the Leased Premises pursuant to legal proceedings or any notice provided for herein and may either terminate this Lease or, without terminating this Lease, (i) remove all persons and property from the Leased Premises without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby and (ii) make such alterations and repairs as may be necessary in order to relet the Leased Premises for a term, rental rate and conditions as Landlord, in its sole discretion, may deem advisable. Upon reletting, rentals received by Landlord from such reletting shall be applied first to the payment of any indebtedness other than Base Rent due hereunder from Tenant; second to the payment of any costs and expenses of such reletting, including brokerage fees, reasonable attorneys’ fees and costs of alterations and repairs; third to the payment of the most current Base Rent owed at that time; and the residual, if any, shall be held by Landlord and applied in payment of future Base Rent as the same may become due and payable hereunder from Tenant. If such rentals received from such reletting are less than that to be paid by Tenant, Tenant shall be liable for the deficiency to Landlord. Any such deficiency shall be calculated and due monthly. No such re-entry or taking possession of the Leased Premises by Landlord shall be construed as an election on its part to terminate this Lease or to accept a surrender thereof.

(2)             Whether or not Landlord elects to re-enter or take possession of the Leased Premises in accordance with subsection (a) above, Landlord may, at any time after the occurrence of an Event of Default, elect to terminate this Lease. Should Landlord elect to terminate this Lease then, in addition to any other remedies Landlord may have available to it, Landlord may recover from Tenant all damages incurred by reason of such breach, including the cost of recovering the Leased Premises and the worth at the time of such termination of the excess, if any, of the amount of Base Rent, Additional Rent and all other charges reserved in this Lease, payable over the remainder of the stated Lease Term, over the then-reasonable rental value of the Leased Premises, all of which amounts shall be immediately due and payable from Tenant to Landlord as if by terms of this Lease it were payable in advance. Landlord may immediately proceed to distrain, collect, or bring action for the worth of the whole Rent, as aforesaid, or any part thereof as aforesaid, as rent being in arrears, or may enter judgment therefor in an amicable action in case of rent in arrears, or may file a proof of claim in any bankruptcy or insolvency proceedings for such rent, or Landlord may institute any other proceedings, whether similar to the foregoing or not to enforce payment thereof.

(3)             To cure such default for the account of Tenant (without waiving any claim for breach of this Lease); said right to cure shall include, without limitation, the right to pay or do any act which requires the expenditure of any sums of money by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event Landlord shall, at its election, pay such sums or do such acts requiring the expenditure of monies, Tenant agrees to

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pay Landlord, upon demand, all such sums and the sum so paid by Landlord, together with l interest provided herein, shall be deemed Additional Rent and be payable as such.

(4)           To exercise any and all rights and remedies available to Landlord at law or in equity.

Landlord shall have the obligation to mitigate damages by reletting the Leased Premises (provided, however, that Landlord shall not be obligated to prefer such space to any other available space), and Tenant shall be liable to Landlord for the difference between the sums received by Landlord as a result of such reletting and the amounts due from Tenant under this Lease, together with all costs and expenses (including reasonable attorney’s fees) incurred by Landlord in connection with such reletting. The rights, options, elections, powers, and remedies contained in this Lease and those at law and equity shall be construed as cumulative and no one of them shall be exclusive of any of the others. The exercise by Landlord or Tenant of any one right or remedy shall not impair any other right or remedy until all obligations upon the part of the other party shall have been fully performed.

(c)           Tenant’s Rights.   If Landlord is in default hereunder, Tenant, after thirty (30) days notice that Tenant intends to cure such default and Landlord’s failure to cure any event of noncompliance with this Lease within thirty (30) days after receiving written notice from the Tenant specifying the event of non-compliance (or such longer period as is reasonably required to correct any such default, provided Landlord promptly commences and diligently commences to effectuate a cure), shall have the right, but not the obligation, to cure such default, and Landlord shall pay to Tenant upon demand the reasonable cost thereof plus interest at the then highest legal rate, and Tenant may deduct the same from any rent payments; provided, however, that in no event may Tenant deduct more than twenty-five (25%) of the Base Rent due and owing in any given month.

(d)           Non-waiver.   Either party’s failure to give notice of any event of non-compliance with any provision of this Lease to the other party, or either party’s failure, no matter how long the same may continue, to avail itself of any right or remedy available to it upon the occurrence of any Event of Default shall not constitute a waiver of the right to exercise any or all of its rights or remedies upon the subsequent occurrence of a similar or different Event of Default. No waiver of either party’s rights or remedies hereunder shall be effective unless set forth in a writing signed by such party, and then only to the extent set forth therein. The consent or approval of either party to or of any action by the other party requiring consent or approval of the first party shall not be deemed to waive or render unnecessary such consent or approval to or of any subsequent similar act by said party. No payment by Tenant or receipt by Landlord of a lesser amount than the rent herein stipulated shall be deemed to be other than on account of the earliest rent then unpaid, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord

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may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.

13.          Quiet Enjoyment.   Landlord covenants that upon the payment of rent and the observance and performance of all the terms, covenants, and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Leased Premises, subject, nevertheless, to the terms and conditions of this Lease.

14.          Notice.   All notices, claims, demands and other communications hereunder will be in writing and will be either mailed (by registered or certified mail, return receipt requested and postage prepaid) or sent by reputable overnight courier service providing written receipt or signed proof of delivery for next business day delivery, as follows:

if to Tenant:	Chief Executive Officer Lenox Group Inc. 1 Village Place 6436 City West Parkway Eden Prairie, Minnesota 55344

with a copy to:	Louis A. Fantin Senior Vice President, General Counsel & Secretary Lenox Group Inc 1414 Radcliffe Street Bristol, PA 19007-5496

if to Landlord:	555 13th Street, NW Suite 420 East Washington, DC 20004-1115 Attn: David Lipson

With a copy to:	1850J York Road Timonium, MD 21093 Attn: Michael Clark

with a copy to:	Alan B. Gordon, Esq. McGuireWoods, LLP 625 Liberty Avenue, 23rd floor Pittsburgh, PA 15222

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or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to be received on the date delivered or the date delivery is refused.

15.         Estoppel.   Landlord and Tenant shall from time to time, within thirty (30) business days after request by the other party hereto, execute, acknowledge and deliver to the requesting party a statement certifying as to those matters described in Section 10(b) hereof and that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing any instruments or modifications), the dates to which Base Rent and other charges have been paid, and whether or not, to the best knowledge the party providing such statement, the other party hereto is in default or whether the party providing such statement has any claims or demands against the other party hereto (and, if so, the default, claim and/or demand shall be specified), and such other information relating to the status of this Lease as may be reasonably requested by the requesting party.

16.           Miscellaneous.

(a)           Time of Essence.   Time is of the essence with respect to the performance of all of the obligations of Landlord and Tenant contained in this Lease.

(b)          Benefit.   This Lease shall be binding upon and inure to the benefit of the parties, and their respective permitted successors and assigns.

(c)          Complete Agreement.   This Lease contains all of the covenants and agreements between the parties relating to Tenant’s use and occupancy of the Leased Premises and the Property from the Commencement Date. No prior agreement or understanding pertaining to the same shall be valid or of any force and effect. This Lease may not be altered, changed, modified, or added to except in a writing signed by the party sought to be charged.

(d)           Applicable Law.   This Lease shall be governed in accordance with the laws of the State of New Jersey.

(g)          Fees.   If there is any litigation or arbitration proceeding between the parties related to this Lease, the prevailing party will be entitled to recover all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professional fees and expenses).

(h)          Interpretation.   If any provision of this Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to

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any presumption or other rule requiring construction against the party causing this Lease to be drafted. If any words or phrases in this Lease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Lease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken or otherwise eliminated. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

17.          Force Majeure.   If Landlord or Tenant is delayed or prevented from performing any of their respective obligations under this Lease due to strikes, acts of God, shortages of labor or materials, war, civil disturbances or other causes beyond the reasonable control of the performing party (“Force Majeure”), the period of such delay or prevention shall be deemed added to the time herein provided for the performance of any such obligation by the performing party; provided, however, that the occurrence of a Force Majeure event shall not act to delay or forgive the prompt payment of Base Rent, additional rent and all other sums due hereunder.

18.           Reservation of Landlord’s Rights.   Notwithstanding anything to the contrary contained herein, Landlord explicitly reserves the following rights (subject, however, to the applicable limitations and conditions thereon as are expressly set forth in this Lease, and provided that Landlord agrees to use commercially reasonable efforts not to interfere with Tenant’s business operations in the Leased Premises, which shall be deemed to include, but not limited to, performing any work hereunder outside normal business hours provided Tenant allows Landlord to access the Leased Premises during such times):

(a)

to temporarily close doors, entrance ways, corridors or any other public areas of the Property in connection with Landlord’s performance of its express obligations under this Lease to decorate or to make required repairs, or permitted alterations, additions or improvements, whether structural or otherwise, in and about the Property and the common areas, or temporarily suspend services or the use of facilities in connection with any such work, so long as there shall be no material interruption of Tenant’s or Tenant’s customers’ access to the Leased Premises or to an adequate parking area proximate to the Leased Premises;

(g)

to regulate delivery of supplies and the usage of the loading docks, (subject, however, to the understanding that such right of Landlord hereunder shall not extend or apply to, or otherwise affect or limit, Tenant’s right to the use of the Loading Dock as provided for herein);

(h)

to enter the Leased Premises at reasonable times during Tenant’s usual business hours when Tenant’s management personnel are present, upon prior written notice to Tenant (Landlord shall provide at least three (3)

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days prior written notice if Tenant is forced to relocate individuals in the Leased Premises due to Landlord exercising its rights hereunder), to inspect the Leased Premises and to make repairs to the Leased Premises or other portions of the Property as Landlord shall be required or shall have the right to make pursuant to the express provisions of this Lease;

(i)

to erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Leased Premises in reasonable locations, provided that Landlord shall use reasonable efforts to avoid interference to the conduct of Tenant’s business operations therein;

(j)	to utilize the roofs, telephone, electrical and janitorial closets, equipment rooms, building risers and similar areas that are used by Landlord for the provision of Property services; and

(k)

to show the Leased Premises, at reasonable times during Tenant’s usual business hours when Tenant’s management personnel are present, upon prior written notice to Tenant, to prospective mortgagees and purchasers and, during the six (6) months prior to expiration of the term, to prospective tenants.

19.          Relocation.   Notwithstanding anything to the contrary contained in this Lease, it is understood that Landlord shall have the right, on a one time basis, with notice of such relocation being given to Tenant prior to the third anniversary of the Initial Term, to relocate Tenant from of the Leased Premises to other location(s) within the building on the Property (or to any new building which may be constructed) as shown on Exhibit A attached hereto and made a part hereof. Landlord shall have the right to separately relocate the Tenant’s Loading Dock, warehouse, storage and retail store portions of Tenant’s Leased Premises to different locations as are shown on Exhibit A. Landlord shall construct a retail store at Landlord’s sole cost and expense, in a manner which is substantially similar to Tenant’s existing store, including but not limited to air conditioning and other utilities, and fixtures (provided, however, that Landlord’s obligation with respect to any of Tenant’s existing trade fixtures, store fixtures and other property shall be only to move and re-install such existing items in the relocated premises),. All out of pocket costs and expenses incurred directly in connection with any such relocation(s) shall be borne solely by Landlord. Notwithstanding anything to the contrary, it is agreed that during the construction phase, Tenant will be able to continue to operate its store at its current location and that the transfer of inventory and fixturing to the new location will be done at the end of the construction phase with the least amount of interruption to Tenant’s business, and in no event will such relocation occur during the months of October, November and December.

20.           Restrictions on Use of Tenant’s Trade Names.   Notwithstanding anything to the contrary contained in this Lease, Tenant shall have absolute, sole and complete control over the use of the name “Lenox” and over the use of any other trade names or trademarks (and any logos

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and insignias) used in connection with the business of Tenant and/or its parent and/or of any subsidiaries or affiliates of Tenant and/or its parent; and neither Landlord nor its affiliates, its mortgagees or any merchants’ association or any other entity not solely controlled by Tenant and/or its parent and/or any subsidiaries or affiliates of Tenant and/or its parent, shall at any time prior to, during or after the term of this Lease use any of such trade names, trademarks, logos or insignias in any manner without Tenant’s prior written consent in each instance (which consent may be given or withheld by Tenant in Tenant’s sole and absolute discretion).

21.           Waiver of Distraint.   Landlord hereby expressly waives any and all rights granted by or under any present or future laws to levy or distrain for rent, in arrears, in advance or both, upon all goods, merchandise, equipment, fixtures, furniture and other personal property of Tenant or any subtenant or licensee of Tenant in the Leased Premises, delivered or to be delivered thereto.

22.         Intentionally Deleted

23.          Rent Notices.   If the ownership of the Leased Premises or the name or address of the party entitled to receive the rent shall be changed, Tenant may, until receipt of proper notice of such change from the party entitled to receive the rent immediately preceding such change, continue to pay the rent and additional rent to the party to which, and in the manner in which, the last preceding installment of rent was paid, and such payments shall be deemed made to Landlord until Tenant receives proper notice of such change.

24.         Intentionally Deleted

25.          Holdover.   Should Tenant continue to occupy the Leased Premises after the expiration of the Term, including any renewal or renewals thereof, such tenancy shall be one at sufferance at a monthly rental equal to 150% of the Base Rent payable for the last full month of the Term, plus Tenant shall be responsible for direct damages arising from Landlord’s inability to deliver the Leased Premises to another tenant as a result of such holdover continuing for twenty (20) days after receipt of Landlord’s notice to vacate. No holdover by Tenant or payment by Tenant after the expiration or earlier termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of the Leased Premises by summary proceedings or otherwise.

26.          Extermination.   Landlord shall be responsible for the prompt extermination of any rodents, vermin or other pests (including, without limitation, termites) which shall infest the Leased Premises for any reason not directly caused by Tenant’s acts or omissions.

27.          Tenant’s Access to and Use of Building Areas.   Notwithstanding anything to the contrary contained in this Lease, it is understood and agreed that: (i) Tenant shall have 365 day per year, 24 hour per day (subject to Landlord’s right to close the building or to restrict

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access in the event of emergencies or for the testing of building life safety systems), access to any and all equipment rooms, telephone rooms, condensers and any other areas of the Building in which Tenant’s equipment, or other equipment servicing the Leased Premises, may be placed or located (the location and placement of such equipment being subject to Landlord’s prior written approval) and (ii) Tenant shall have the right to use any shafts, risers and conduits connecting the Leased Premises with other parts of the Building, and/or with the exterior thereof, for the installation and maintenance of cables, ducts, conduits, flues, pipes and other devices, and for supplementary heating, ventilating and/or air conditioning equipment and for other facilities consistent with Tenant’s use of the Leased Premises and other portions of the Building (the location and placement of any such equipment being subject to Landlord’s prior written approval), so long as the installation and maintenance by Tenant of any of the same shall not unreasonably interfere with the operation of the Building or with other tenants’ use and enjoyment of the Building and provided that Tenant shall give prior notice to Landlord of any such installation in order that Landlord may be assured that such installation will not so interfere.

28.         Rules and Regulations.   Tenant agrees to abide by the rules and regulations of the Property, attached hereto and made a part hereof as Exhibit B. Landlord may, from time to time, amend or add to the rules and regulations, and Tenant agrees to comply with such amendments or additions immediately upon receipt of notice thereof, provided that Landlord provides Tenant with at least thirty (30) days prior written notice of any amendment or addition to the rules and regulations. Any and all Rules and Regulations or amendments shall: (i) be reasonable, (ii) not adversely affect the operations of Tenant’s business in or on the Leased Premises, and (iii) not adversely affect any of Tenant’s rights under this Lease. All such rules and regulations established by Landlord shall be uniformly enforced against all tenants of the Property and without prejudice against Tenant. In the event of any conflict between the provisions of this Lease and any rules or regulations, the provisions of this Lease shall prevail and govern.

29.         Waiver of Jury Trial.   The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, tenant’s use or occupancy of the Leased Premises, and/or any claim of injury or damage. In the event Landlord commences any proceedings for dispossess or possession of the Leased Premises or for non-payment of Base Rent, additional rent or any other sum due from Tenant hereunder, Tenant will not interpose any counterclaim or crossclaim of whatever nature or description in any such proceedings. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in any separate action brought by Tenant. However, Tenant shall not move to consolidate any such action with any action brought by Landlord against Tenant for dispossess or possession of the Leased Premises or for non-payment of rent.

30.          Brokerage Commission.   Tenant represents and warrants that Tenant has not retained a broker resulting in claims for brokerage commissions or finders’ fees in connection

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with the execution of this Lease. Tenant agrees to indemnify Landlord against and hold it harmless from all liabilities arising from any such claim by any broker or finder allegedly retained by Tenant, including, without limitation, the cost of counsel fees. Landlord represents and warrants that Landlord has not retained a broker resulting in claims for brokerage commissions or finders’ fees in connection with the execution of this Lease. Landlord agrees to indemnify Tenant against and hold it harmless from all liabilities arising from any such claim by any broker or finder allegedly retained by Landlord including, without limitation, the cost of counsel fees.

IN TESTIMONY WHEREOF, WITNESS the signatures of the parties hereto as of the day and year first above written.

LANDLORD:		TENANT:

	,	DEPARTMENT 56 RETAIL, INC.

A		a Minnesota corporation

By:		By:

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Exhibit A

Description of Leased Premises

And

Plan showing the approved relocation areas

for the retail, storage and warehouse areas of the Premises

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* Use of the term "preference" is informational only. Any of Lenox's preferences as shown in this Exhibit are acceptable areas of relocation.

Areas not suitable for Retail relocation are the middle of the plant, front office area, or customer support area (first or second floor).
3RD PREFERENCE
1ST PREFERENCE
2ND PREFERENCE

FUTURE LENOX RETAIL LOCATION PREFERENCES*

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Possible New Building
Location for Lenox Retail
Possible New Building
Location for Lenox Retail

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Exhibit B

Rules and Regulations

(a)           All deliveries or shipments of any kind to and from the Leased Premises, including loading and unloading of goods, shall be made only by way of the Tenant Loading Dock at the rear of the Leased Premises, or at any other location designated by Landlord. (b)  Garbage and refuse shall be kept in a container or in the compactor, or in the ramp going to the dumpster and shall be placed at a location within the Leased Premises for collection. Tenant shall bear all costs of Tenant’s garbage and refuse removal;

(c)           No radio, television, phonograph or other similar devices or dishes, antennas or aerials attached thereto (inside or outside) shall be installed without first obtaining in each instance Landlord’s consent in writing and, if such consent be given, no such devices shall be used in a manner so as to be heard or seen outside of the Leased Premises except as expressly permitted;

(d)           Tenant shall keep the Leased Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures;

(e)           Tenant shall not place, suffer, or permit any obstructions or merchandise in outside areas immediately adjoining the Leased Premises or conduct sales from the sidewalk in front of the Leased Premises, without Landlord’s approval which will not be unreasonably withheld.

(f)            Tenant shall not use the public, parking or common areas in the Property for business purposes including, but not limited to, solicitation or the distribution or affixing of handbills;

(g)           Plumbing facilities shall not be used for any other purposes than that for which they are constructed, and no foreign substance of any kind shall be thrown therein;

(h)           Tenant shall not place, suffer or permit displays or decorations or shopping carts on the sidewalk in front of the Leased Premises or on or upon the common areas of the Property;

(i)           Tenant shall keep the Leased Premises well lit so as to provide a safe and secure environment for its customers and shall abide by any lighting requirements suggested or required by any appropriate agencies or insurance companies.

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Exhibit C

Tenant’s signage specifications and locations

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EXHIBIT D

GUARANTY AND SURETYSHIP AGREEMENT

This Guaranty and Suretyship Agreement is made as of this ___ day of ________, 2006, by Lenox Incorporated, a New Jersey corporation (hereinafter referred to as the “Guarantor”), to BTR Capital Fund, II, LLC, its successors and assigns (hereinafter referred to as “Landlord”).

WITNESSETH:

WHEREAS, the Guarantor has requested Landlord to enter into a certain Lease Agreement dated ____________, 2006 (hereinafter, together with any modifications, amendments, extensions and renewals, referred to as the “Lease”) with Department 56 Retail, Inc., a Minnesota corporation, as the Tenant (hereinafter referred to as “Tenant”), of which the Guarantor is the parent corporation, covering space consisting of approximately 32,000 square feet of area in the building known as 545 Tilton Road, Pomona, Galloway Township, New Jersey, defined as the Leased Premises in the Lease; and

WHEREAS, to induce Landlord to enter into the Lease, the Guarantor hereby agrees to guaranty and to act as a surety as hereinafter provided for the performance by Tenant of all of the terms, covenants, conditions, obligations, and agreements (hereafter being collectively called the “Covenants”) contained in the Lease on the part of Tenant to be performed thereunder.

NOW, THEREFORE, in consideration of the making of the Lease and other good and valuable consideration, including the undertakings herein contained, intending to be legally bound hereby, the Guarantor hereby agrees as follows:

1.            Guaranty of Lease - Guarantor hereby unconditionally and absolutely guaranties and acts as a surety to Landlord for the prompt payment when due of the Base Rent, additional rent and all other charges payable under the Lease and the full and faithful performance and observance of any and all Covenants contained in the Lease, including, without limitation, the rules and regulations as therein provided, on the part of Tenant to be performed and observed. Guarantor unconditionally and absolutely covenants to Landlord that, if Tenant shall default at any time in the covenants to pay all Base Rent and additional rent or any other charges stipulated in the Lease or in the performance of any of the other covenants contained in the Lease on Tenant’s part to be performed, Guarantor will well and truly perform such Covenants, and pay said Base Rent, additional rent, and/or other charges or arrears thereof that may remain due thereon to Landlord, and also all damages stipulated in the Lease. Guarantor acknowledges and agrees that the Guarantor’s liability hereunder is that of a compensated surety.

2.             No Discharge of Guaranty - The liability of Guarantor hereunder shall not be impaired, released, terminated, or discharged, in whole or in part, by any of the following, notwithstanding that the same are made with or without notice to the Guarantor:

(a)	any amendment or modification of the provisions of the Lease Agreement;

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(b)	any extensions of time for performance, whether in whole or in part, of the Covenants of Tenant under the Lease given prior to or after default thereunder;

(c)	any other guaranty now or hereafter executed by any Guarantor or anyone else;

(d)

any waiver of, assertion or enforcement of, or failure or refusal to assert or enforce, in whole or in part, any Covenants, claims, causes of action, rights, or remedies that Tenant may, at any time, have under the Lease or with respect to any guaranty or any security that Landlord may hold at any time for or under the Lease Agreement or with respect to;

(e)

any act or thing or omission or delay to do any act or thing that may in any manner or to any extent vary the risk of Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law;

(f)	the failure to give any Guarantor any notices whatsoever,

(g)	the release of any security, guaranty, or any rights, power, or privileges Landlord may now hereafter have against any person, entity, collateral; or

(h)	the assignment or transfer of the Lease to any person or entity.

In the event that any agreement or stipulation between Landlord and Tenant shall extend the time of performance or modify any of the covenants of the Lease on the part of Tenant to be performed, Guarantor shall continue to be liable upon this Guaranty and Suretyship Agreement according to the tenor of any such agreement or stipulation.

3.            Demand Not Required.   To charge Guarantor under this Guaranty and Suretyship Agreement, no demand shall be required nor shall there be required any notice of any default in any of the Covenants of the Lease on the part of Tenant to be performed or of the same as affected by any agreement or stipulation extending the time of performance or modifying the Covenants of the Lease. Guarantor hereby expressly waives any such demand or notice. Landlord shall have the right to enforce this Guaranty and Suretyship Agreement without pursuing any rights or remedies of Landlord against Tenant or any other party or any security Landlord may hold, it being intended that immediately upon any breach or default by Tenant in the performance or observance of any covenant in the Lease, Landlord may enforce its rights directly against any Guarantor under this Guaranty and Suretyship Agreement without first proceeding against Tenant. Landlord may commence any action or proceeding based upon this Guaranty and Suretyship Agreement directly against any Guarantor for the full performance of the Lease without making Tenant or anyone else a party defendant in such action or proceeding. Any one or more successive or concurrent actions may be brought on this Guaranty and Suretyship Agreement against Guarantor either by the same action, if any, brought against Tenant and/or any other party or in separate actions, as often as Landlord, in its sole discretion, may deem advisable.

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4.             Waivers.   The Guarantor hereby expressly waives and releases (i) notice of the acceptance of this Guaranty and Suretyship Agreement and notice of any change in Tenant’s financial condition; (ii) the right to interpose all substantive and procedural defenses of the law of guaranty, indemnification, and suretyship; (iii) all rights and remedies accorded by applicable law to guarantors or sureties, including, without limitation, any extension of time conferred by any law now or hereafter in effect; and (iv) any right or claim of right to cause a marshalling of Tenant’s assets or to cause Landlord to proceed against Tenant or any collateral held by Tenant at any time or in any particular order.

5.             No Impairment of Obligation.   Neither Guarantor’s obligations to make payment in accordance with the terms of this Guaranty and Suretyship Agreement nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner whatsoever by any impairment, modification, change, release, limitation, or stay of the liability of Tenant or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Bankruptcy Code of the United States or other statute or from the decision of any court interpreting any of the same, and Guarantor shall be obligated under this Guaranty and Suretyship Agreement as if no such impairment, stay, modification, change, release, or limitation had occurred.

IN WITNESS WHEREOF, the undersigned has executed this Guaranty and Suretyship Agreement on the day and year first above written.

WITNESS:	Lenox Incorporated
By:
Name:
Title:

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Exhibit “C”

ENVIRONMENTAL AGREEMENT

Exhibit “C”

ENVIRONMENTAL ACCESS AND REMEDIATION AGREEMENT

Environmental Access and Remediation Agreement

The following statement shall be duly recorded with the County Clerk of Atlantic County, New Jersey contemporaneously with the closing of the transaction contemplated by the Agreement of Sale between Lenox, Incorporated and BTR Capital Fund II, LLC and the filing and recording of the Deed for the Pomona Property so as to provide notice of the duties and obligations under Exhibit C of the Agreement of Sale between Lenox, Incorporated and BTR Capital:

ENVIRONMENTAL ACCESS AND REMEDIATION AGREEMENT

Record & Return to:	Prepared by:

BTR Capital Fund II, LLC
99 Wood Avenue South
Suite 305
Iselin, NJ	(Signature)

Attn: Josh Porter

This Environmental Access and Remediation Agreement, made as of the ___ of October, 2006, is intended to and shall bind BTR Capital Fund II, LLC, 99 Wood Avenue South, Suite 305, Iselin, NJ, (together with its successors, tenants, licensees, agents and assigns collectively, “BTR” or “Buyer and Interested Parties”) and Lenox, Incorporated (together with its successors, tenants, licensees, agents and assigns collectively, “Lenox” or “Seller”).

WITNESSETH:

WHEREAS, BTR is the current owner in fee simple of certain real property located at Tilton Road, Galloway Township (Pomona), Atlantic County, New Jersey (Block 453, Lot 1) and improvements thereto as more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”);

WHEREAS, Lenox, the former owner in fee simple of the Property, sold the Property to BTR on or about ___________, 2006; and

WHEREAS, BTR intends to notify all interested parties of the Environmental Access and Remediation Agreement on the Property as set forth below.

NOW THEREFORE, BTR hereby notifies all its successors, tenants, licensees, agents and assigns and any other Interested Parties that the Property shall be subject to the following terms and conditions:

Definitions:

As used herein, the following terms shall have the following meanings:

“Areas of Concern” shall mean any existing or former location where hazardous substances, hazardous wastes, or pollutants are or were known or suspected to have been discharged, generated, manufactured, refined, transported, stored, handled, treated, disposed, or where hazardous substances, hazardous wastes or pollutants have or may have migrated.

“DGW Permits” shall mean Discharge to Ground Water Permit Nos. 007343 and 0086487 for the Property.

“DSW Permits” shall mean Discharge to Surface Water Permit No. 0005177 for the Property.

“Environmental Laws” shall mean any federal, state and local statutes, ordinances, regulations, rules, executive orders, standards and requirements, including the requirements imposed by common law, concerning or relating to the protection of health and the environment including, without limitation: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984 (“HSWA”); (iii) the Clean Air Act, as amended, 42 U.S.C. 7901 et seq.; (iv) the Clean Water Act, as amended, 33 U.S.C. 1251 et seq.; (v) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq.; (vi) the Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11 et seq. (“Spill Act”); (vii) the Industrial Site Recovery Act, as amended, N.J.S.A. 13:1K-6 et seq.; and; (viii) the Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq.; and (ix) the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq. Any terms mentioned in this Agreement which are defined in any Environmental Laws shall have the meanings ascribed to such terms in said laws; provided, however, that if any of such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment.

“Environmental Projects” shall mean Seller’s compliance obligations pursuant to ISRA, the Remediation Agreements, the HSWA Permit, DGW Permits, DSW Permit and the MOA.

“Groundwater” shall mean the portion of water beneath the land surface that is within the zone of saturation where all pore spaces of the geologic formation are filled with water.

“HSWA Permit” shall mean the permit issued by USEPA for this Property pursuant to the Solid Waste Disposal Act, 42 U.S.C. §6901 et seq., as amended by the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984.

“Interested Parties” shall mean (in addition to BTR, its successors, tenants, licensees, agents and assigns) any other person or entity who takes any ownership, operational, leasehold or other possessory interest in the Property at any time in the future.

“ISRA” shall mean the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended, and any regulations promulgated thereto.

“MOA” shall mean the Memorandum of Agreement between the Seller and NJDEP, dated October 11, 1995, as amended on November 27, 1996, for the Property.

“NJDEP” shall mean the New Jersey Department of Environmental Protection or its successor agency.

“Pollutant” shall mean any condition, contamination or substance which is regulated by Environmental Laws.

“Property” shall mean certain real property located at Tilton Road in the Township of Galloway (Pomona), Atlantic County, New Jersey (Block 453, Lot 1 on the Tax Map of Galloway Township).

“Remediation Agreement(s)” shall mean the ISRA Remediation Agreements effective on September 1, 2005 (ISRA Case No. E20050276), and the ISRA Remediation Agreement or Amendment effective on ____________, 2006 (ISRA Case No. _________), executed by the Seller and the NJDEP.

“Remediation Costs” shall mean the costs for all investigation, sampling, monitoring, analysis, reporting, NJDEP and/or USEPA administrative fees, oversight, remediation and post-remediation activities and any engineering and/or institutional controls installed or imposed on the Property pursuant to the Seller’s Environmental Projects.

“Soils” shall mean the unconsolidated mineral and organic matter on the surface of the earth that has been subjected to and influenced by geologic and other environmental factors.

“USDOT” shall mean the United States Department of Transportation and its successor agencies.

“USEPA” shall mean the United States Environmental Protection Agency and its successor agencies.

I.	Seller’s Obligations:

A.          Seller shall obtain from the NJDEP a No Further Action Letter (NFA) or the equivalent, conditional or unconditional, for any obligations of Seller pursuant to Seller’s Environmental Projects at the Property and shall deliver a copy thereof to Buyer and Interested Parties.

B.          Seller shall exercise due and reasonable care when performing any activities at the Property in a manner consistent with the standards of care and diligence normally practiced by firms performing services of a similar nature in the State of New Jersey. Seller shall use due and reasonable care to insure that no unsafe conditions are created while performing activities at the Property and Seller shall comply with all applicable federal, state and local laws and regulations.

II.	Buyer’s and Interested Parties’ Obligations:

A.          Buyer and Interested Parties, at Seller’s expense, will cooperate promptly and fully and assist Seller at all times in implementing the program that Seller believes will expeditiously, efficiently and at the least possible cost satisfy Seller’s compliance obligations pursuant to Seller’s Environmental Projects at the Property, including, but not limited to, requirements related to Seller’s Remediation Agreements and any future Remediation Agreements or Amendments for the Property.

B.          Buyer and Interested Parties will not knowingly take any action that causes the cost of the remediation being performed by Seller in connection with Seller’s Environmental Projects to increase, including but not limited to any action to contaminate the Property further or any action that will interfere with or impede Seller’s performance of Seller’s Environmental Projects. Upon issuance of any NFA or equivalent for any Area of Concern at the Property subject to an engineering or institutional control, Buyer and Interested Parties agree not to disturb or disrupt such Areas of Concern and/or engineering or institutional controls without the written authorization and approval of NJDEP, USEPA or any other governmental agencies, as applicable. Buyer and Interested Parties will be responsible to pay the costs of all increases in the cost of such remediation due in whole or part to any such Buyer’s or Interested Parties’ action.

C.          Buyer and Interested Parties will allow Seller to install and remove (i.e., properly abandon) groundwater monitoring and treatment wells and such other equipment at the Property as Seller determines necessary to perform Seller’s Environmental Projects, provided that Buyer retains the right to review and approve, which approval shall not be unreasonably withheld, of specific well locations and appearances so as to reasonably reduce interference with Buyer’s use and enjoyment of the Property.

D.          Buyer and Interested Parties will agree to any deed notice and/or engineering control to be applicable to the Property and/or to one or more Areas of Concern within the Property at Seller’s request, so long as such deed notice and/or engineering control does not prevent or materially impair any retail, commercial and/or industrial use of the Property (excluding any child or adult day care centers or other similar uses of the Property), and Buyer and Interested Parties will execute and file with the County Clerk of Atlantic County any document at the request of Seller and at Seller’s expense to record or implement such deed notice and/or engineering control.

E.           Upon Seller’s reasonable request, Buyer and Interested Parties will make available to Seller, at Seller’s expense, any records, documents, data, information (excluding privileged, confidential, trade secret or other protected information of Buyer and Interested Parties), or, to the extent reasonably available, any Buyer’s and Interested Parties’ employees which may assist Seller in complying with Environmental Laws and conducting and completing Seller’s Environmental Projects. Upon Buyer’s or Interested Parties’ reasonable request, Seller will make available to Buyer and Interested Parties copies of data, information, reports, records and other such documents generated by Seller’s performance of Seller’s Environmental Projects following the Closing Date.

F.           Buyer and Interested Parties shall notify Seller in writing about the occurrence of any discharge, as that term is defined by the Spill Act, (other than such discharges as are expressly authorized by any permit, license or authorization issued to Buyer and Interested Parties by NJDEP, USEPA or any environmental governmental agency for the Property) within 24 hours of the discovery of such discharge, which occurs on, at or from the Property at any time following the date of Closing. Buyer’s and Interested Parties’ notice shall include the date, location and time that the discharge occurred, the type(s) and quantity(ies) of substances discharged, and a description of the efforts undertaken or to be undertaken to address the impacts of such discharge.

G.           Subject to the procedures and processes set forth in this Agreement, Buyer and Interested Parties agrees that any program, work activities, Deed Notice, CEA, engineering and/or institutional controls or other action and/or document required by NJDEP and/or USEPA in connection with Seller’s Environmental Projects shall be deemed acceptable to Buyer and Interested Parties.

H.           Buyer and Interested Parties acknowledge that, pursuant and subject to the terms and conditions of Section 10, titled “Condition of the Pomona Property,” of the Agreement of Sale between Buyer and Seller, dated October ___, 2006, Buyer takes the Property in the “AS IS” and “WHERE IS” condition subject to “ALL FAULTS” including but not limited to all latent and patent defects and liabilities and the existence of Pollutants on, in, under or at the Property.

III.	Remediation Standards and Methods:

A.          Buyer and Interested Parties agrees that Seller may elect to remediate Areas of Concern in connection with Seller’s Environmental Projects at the Property, to meet the nonresidential soil standards of the NJDEP, any soil standard that is less stringent than residential, any alternate cleanup level, or any other applicable standards approved by NJDEP or USEPA, so long as remediation to such standards does not prevent or materially impair any retail, commercial and/or industrial use of the Property (excluding any child or adult day care centers or other similar uses of the Property). Buyer and Interested Parties will cooperate fully to assist Seller, at Seller’s expense, in securing the right to use any such standard.

B.          Seller will be required to remediate Areas of Concern in connection with Seller’s Environmental Projects at the Property only to the minimum extent required by law, and may at its option elect to perform the least expensive remedial action allowed by law. Buyer and Interested Parties agrees that Seller may elect such economical methods as are acceptable to the NJDEP or USEPA to remediate the Property.

C.          Buyer and Interested Parties will not object to and will cooperate to assist Seller, at Seller’s expense, in seeking any variance related to the remediation of Areas of Concern in connection with Seller’s Environmental Projects at the Property that does not violate applicable laws or regulations so long as such variance does not prevent or materially impair any retail, commercial and/or industrial use of the Property (excluding any child or adult day care centers or other similar uses of the Property). Any such proposed variance by Seller will be subject to Buyer’s and Interested Parties’ prior review and approval which shall not be unreasonably withheld by Buyer and Interested Parties.

D.          In performing any remediation of Areas of Concern in connection with Seller’s Environmental Projects at the Property under ISRA or any other Environmental Laws, Seller at its option may apply for a Classification Exception Area (CEA) or any other institutional control applicable to the Groundwater beneath and/or in the vicinity of the Property, and Buyer and Interested Parties will cooperate fully to assist Seller, at Seller’s expense, in securing a CEA or any other institutional control.

E.           Buyer and Interested Parties will not object to, and will cooperate fully to assist Seller, at Seller’s expense, with the application of any remediation technology or method selected by Seller, including but not limited to natural attenuation, biodegradation, phytotreatment, or any innovative technology so long as any such remediation technology does not prevent or materially impair any retail, commercial and/or industrial use of the Property (excluding any child or adult day care centers or other similar uses of the Property).

F.           Buyer and Interested Parties will not object to or interfere with, and will cooperate fully to assist Seller, at Seller’s expense, in implementing, any appropriate and lawful action Seller may take in response to any emergency situation to protect human health/environment.

IV.	Funding and Costs:

A.          Subject to the requirements of Section V. F. and Section VIII of this Agreement, Seller shall be responsible for all Remediation Costs until the issuance by NJDEP of an NFA or equivalent, whether conditional or unconditional.

B.          Subject to the requirements of Section V. F. and Section VIII of this Agreement, once Seller has received notice of an NFA (whether conditional or unconditional) or other notification from NJDEP or USEPA that Seller or its past or current parents has complied with ISRA and satisfactorily completed Seller’s Environmental Projects, Seller shall have no further responsibility for Remediation Costs at the Property.

C.          Except as otherwise provided herein, Seller will not be responsible for the cost of any work or projects performed by Buyer and Interested Parties, whether or not such work or projects would otherwise have to be performed by Seller in order to satisfy ISRA or any other Environmental Laws.

V.	Access to and Use of Property by Seller:

A.          Seller, its past and current parents will have access to the Property in order to complete any requirements it may have under ISRA or any other applicable Environmental Laws with respect to Seller’s Environmental Projects, so long as such access does not unreasonably interfere with the retail, commercial and/or industrial use of the Property (excluding any child or adult day care centers or other similar uses of the Property).

B.          Neither Seller nor its past or current parents will be restricted as to the manner in which it performs any sampling or monitoring, or the manner as to how it collects or analyzes any samples from the Property in performing any of its obligations under ISRA or any other Environmental Laws with respect to Seller’s Environmental Projects, provided that Seller shall comply with all applicable laws, regulations, ordinances or other governmental requirements and use reasonable efforts not to unreasonably interfere with Buyer’s and Interested Parties’ retail, commercial and/or industrial use of the Property (excluding any child or adult day care centers or other similar uses of the Property).

C.          Buyer and Interested Parties and Buyer’s and Interested Parties’ consultants, agents and other representatives will not interfere with or disturb any sampling or monitoring equipment, remediation equipment or other devices or systems that Seller or its past or current parents is using or areas in which Seller, its past or current parents is performing any remediation with respect to Seller’s Environmental Projects. Buyer and Interested Parties will provide, at Seller’s reasonable request and expense, adequate security for all such equipment, devices and systems as well as for any tools, materials and equipment used by Seller, its past or current parents to construct, maintain or operate such system.

D.          Buyer and Interested Parties agree not to conduct any sampling on its own at any Areas of Concern in which Seller, its past or current parents is performing or has performed any remediation with respect to Seller’s Environmental Projects pursuant to ISRA or any other Environmental Laws, unless required to do so by law, except after Buyer and Interested Parties make diligent and good faith efforts to inform Seller of the nature of the proposed sampling and providing Seller with a copy of any such sampling plans and results.

E.           Seller acknowledges that Buyer’s and Interested Parties’ grant of access to and use of the Property by Seller is subject to all encumbrances affecting the Property which exist with third parties as of the date of this Agreement.

F.           Seller’s access to and use of the Property under this Agreement shall terminate upon the completion of Seller’s Environmental Projects, provided that Seller’s ability to obtain access to the Property shall be reinstated and effective under the terms and conditions of this Agreement (including, but not limited to, the indemnification obligations of the parties set forth in this Agreement) in the event NJDEP, USEPA or another governmental authority reopens any Area of Concern or NFA or the equivalent, previously approved by NJDEP, USEPA or another governmental authority as part of Seller’s Environmental Projects in connection with work for which Seller is responsible under this Agreement.

VI.	Staging and Disposal:

A.          Buyer and Interested Parties will provide, at Seller’s expense, Seller, its past and current parents access to and use of any and all utilities at the Property so long as such use does not violate any law and Seller arranges for the termination of such activities as soon as reasonably possible.

B.          Buyer and Interested Parties will provide, at Seller’s expense, Seller, its past or current parents with an adequate temporary staging area for Seller’s, its past or current parents’ performance of remediation, including but not limited to an adequate area for the temporary storage of equipment, materials, systems, vehicles, drill cuttings, excess material collected for sampling purposes, well development liquids, well purging liquids, pump test liquids, decontamination liquids and drilling liquids, muds, and any other materials, and/or waste as a result of Seller’s, its past or current parents’ performance of its obligations with respect to Seller’s Environmental Projects under ISRA or any other Environmental Law, so long as such temporary staging area does not violate any applicable statute, regulation, ordinance, permit or governmental approval of Buyer or Interested Parties and Seller arranges for the termination of such activities as soon as reasonably possible.

C.          All borings, samples, drill cuttings, wastes or other byproducts of work performed pursuant to Seller’s Environmental Projects shall, at Seller’s expense, be removed, classified, properly manifested, transported and disposed of by Seller upon completion of the temporary activities allowed pursuant to Section VI of this Agreement in accordance with USDOT, NJDEP and any other applicable laws or guidelines. Buyer shall not be considered the owner or generator of any borings, samples, drill cuttings, wastes or other byproducts of work performed by Seller pursuant to Seller’s Environmental Projects.

VII.	Permits:

Buyer and Interested Parties will, at Seller’s request and expense, cooperate reasonably with Seller to provide any signatures, execute or file any documents, or take any other steps to assist Seller, its past or current parents in securing or transferring any permit, license, approval or authorization pursuant to Environmental Laws. The cost of securing or transferring all such permits, licenses, approvals and authorizations pursuant to Environmental Laws shall be borne by Seller.

VIII.	Post Remediation Activities:

A.          Upon issuance of the NFA or equivalent for Seller’s Environmental Projects, whether conditional or unconditional, Buyer and Interested Parties, at Buyer’s and Interested Parties’ cost and expense, will post and maintain all signs and notices in any areas where the use of or access to the area is restricted as part of the engineering or institutional controls pursuant to the NFA.

B.          Buyer and Interested Parties will maintain at the Property a list of restrictions on and/or use of any area of the Property.

C.          Notwithstanding any other provision of this Agreement, on and after the issuance of the NFA or equivalent for Soils at the Property pursuant to Seller’s Environmental Projects, whether conditional or unconditional, Buyer and Interested Parties will inspect and maintain at Buyer’s and Interested Parties’ cost and expense any engineering and/or institutional controls in place for Soils on the Property and any institutional and/or engineering controls for Soils that will be in place on the Property pursuant to such NFA. Buyer and Interested Parties will also comply at Buyer’s and Interested Parties’ costs and expense with any reporting requirements to NJDEP, USEPA or any other governmental agencies for any engineering and/or institutional controls for Soils in place on the Property.

D.          Notwithstanding any other provision of this Agreement, until the issuance of an unconditional NFA or equivalent for Groundwater at the Property pursuant to Seller’s Environmental Projects, Seller shall inspect and maintain at Seller’s cost and expense any engineering and/or institutional controls in place for Groundwater on the Property and any institutional and/or engineering controls for Groundwater that will be in place on the Property pursuant to such NFA. Seller will also comply at Seller’s cost and expense with any reporting requirements to NJDEP, USEPA or any other governmental agencies for any engineering and/or institutional controls for Groundwater in place on the Property until the issuance of an unconditional NFA or equivalent for Groundwater at the Property pursuant to Seller’s Environmental Projects.

E.           Buyer and Interested Parties will notify Seller, its past or current parents, and Seller will notify Buyer and Interested Parties upon receipt of notice to either of any failure to maintain any condition of the NFA, including but not limited to failure to maintain any institutional and/or engineering controls related to Soils or Groundwater at the Property.

F.           The Parties will indemnify each other for any damages, claims, fines, penalties, costs or losses, including counsel fees, which are caused in whole or part by either Parties’ failure to comply with any requirements or conditions of the NFA or equivalent for Seller’s Environmental Projects, including but not limited to the failure to inspect, maintain or comply with any reporting requirements for any engineering and/or institutional controls.

IX.	Miscellaneous:

A.          Seller will indemnify, defend and hold Buyer and Interested Parties and their successors, assigns, partners, directors, officers, stockholders, members, employees and agents, harmless from and against any and all losses, costs, damages, injury or expense arising out of any failure to perform or negligent act by Seller and/or Seller’s consultants, contractors or agents during their entry and presence on the Property for activities involving Seller’s obligations with respect to the Environmental Projects.

B.          Buyer and Interested Parties will indemnify and hold Seller, its past or current parents harmless from any and all increases in costs of ISRA compliance or compliance with any other Environmental Laws suffered by Seller, its past or current parents arising in any way out of any discharge, emission, release or other event caused by Buyer and Interested Parties and/or Buyer’s and Interested Parties’ consultants, contractors or agents.

C.          Buyer and Interested Parties acknowledge that compliance by Seller, its past or current parents with ISRA or any other Environmental Laws with respect to Seller’s Environmental Projects at the Property by its nature may impact Buyer’s and Interested Parties’ unfettered use and enjoyment of the Property, limit access and development of certain areas of the Property and will potentially result in some level of disturbance to Buyer and Interested Parties and/or Buyer’s and Interested Parties’ tenants’ operations which does not prevent or materially impair Buyer’s or Interested Parties’ retail, commercial and/or industrial use of the Property (excluding any child or adult day care centers or other similar uses of the Property). Buyer and Interested Parties waives any right it may have to compel Seller, its past or current parents to compensate Buyer and Interested Parties for such reasonable disruptions or interferences or for reduction in the value of the Property or its business or any costs to its business arising out of compliance with ISRA or any other Environment Laws with respect to Seller’s Environmental Projects. Prior to conducting any such intrusive work at the Property related to Seller’s Environmental Projects, Seller agrees to consult with Buyer and Interested Parties concerning the nature of any such intrusive work and, to the extent practicable, Seller’s Environmental Projects will be planned and undertaken in a manner to minimize any unreasonable disruptions or interference with Buyer’s and Interested Parties’ or Buyer’s and Interested Parties’ tenants’ use of the Property.

D.          Once Seller has received an NFA for Seller’s Environmental Projects, whether conditional or unconditional, or other notification from NJDEP and/or USEPA that Seller, its past or current parents has complied with its obligations with respect to Seller’s Environmental Projects, except as set forth in Section V. F. and Section VIII of this Agreement, Seller will have no further obligations under this Agreement to Buyer and Interested Parties concerning the environmental condition of the Property.

E.           The provisions of this Agreement and all duties and obligations thereunder shall run with the Property and shall survive the closing of the transaction contemplated by the Agreement of Sale between Seller and Buyer and Interested Parties, delivery of the deed, as well as any other transfer or assignment of property rights or interest in all or any portion of the Property which may take place after the Settlement. Buyer and Interested Parties shall include a copy of this Agreement as an integral condition in every document which conveys, transfers, assigns or evidences any property right or interest in the Property and such insertion shall be deemed a part of the consideration of the Agreement.

F.           Buyer and Interested Parties shall cause this Environmental Access and Remediation Agreement to be duly recorded contemporaneously with the closing of the transaction contemplated by the Agreement of Sale between Seller and Buyer so as to provide notice of the duties and obligations of Seller and Buyer and Interested Parties and their respective successors, tenants, licensees, agents and assigns and all present and future interested parties, owners and operators of the Property hereunder as contemplated by this Agreement.

X.	Communication with Government:

Seller, its past or current parents will be solely responsible for all communications, discussions and negotiations with any environmental governmental agency concerning its compliance with or obligations under ISRA or any other Environmental Laws relating to Seller’s Environmental Projects at the Property, and Buyer and Interested Parties agree that it will not initiate any communication with NJDEP, USEPA or any environmental agency concerning any matters arising out of or relating to Seller’s compliance with or obligations under ISRA or any other Environmental Laws with respect to Seller’s Environmental Projects, except after Buyer and Interested Parties makes diligent and good faith efforts to inform Seller of the content and nature of the proposed communications and providing Seller with a copy of any such communications and subsequent communications which may be in written form. Should NJDEP, USEPA or any governmental agency initiate any communication with the Buyer and Interested Parties which may relate to Seller’s, its past or current parents’ compliance with or obligations under ISRA or any other Environmental Laws relating to Seller’s Environmental Projects at the Property, Buyer and Interested Parties will refer the inquiry to Seller and will promptly notify Seller of the communication.

                 IN WITNESS WHEREOF, BTR Capital Fund II, LLC and Lenox, Incorporated have executed this Environmental Access and Remediation Agreement as of the date first written above.

BTR CAPITAL FUND II, LLC

By:

ATTEST:
(Print Name)

(Print Name)

LENOX, INCORPORATED

By:

ATTEST:
(Print Name)

(Print Name)

CORPORATE ACKNOWLEDGMENT

STATE OF NEW JERSEY, COUNTY OF _________________________SS:

I CERTIFY that on _________________ 2006, ______________________________ personally came before me and this person acknowledged under oath, to my satisfaction, that:

a)   this person is the ____________ Secretary of BTR Capital Fund II, LLC, named in this Environmental Access and Remediation Agreement (“Environmental Agreement”);

b)   this person is the attesting witness to the signing of this Environmental Agreement by the proper corporate officer who is ___________________________, the President and CEO of BTR Capital Fund II, LLC;

c)   this Environmental Agreement was signed and delivered by BTR Capital Fund II, LLC as its voluntary act duly authorized by a proper resolution of its Board of Directors;

d)   this person knows the proper seal of BTR Capital Fund II, LLC which was affixed to this Environmental Agreement; and

e)   this person signed this proof to attest to the truth of these facts.

By:

(Signed) Secretary/Assistant Secretary

Print Name and Title of Signatory

Sworn to and subscribed to before

me this _____ day of ______________, 2006

Notary Public

CORPORATE ACKNOWLEDGMENT

STATE OF NEW JERSEY, COUNTY OF _________________________SS:

I CERTIFY that on ___________________, 2006, ______________________________ personally came before me and this person acknowledged under oath, to my satisfaction, that:

a)   this person is the ____________ Secretary of Lenox, Incorporated, the corporation named in this Environmental Access and Remediation Agreement (“Environmental Agreement”);

b)   this person is the attesting witness to the signing of this Environmental Agreement by the proper corporate officer who is Timothy J. Schugel, the Chief Operating and Financial Officer of the corporation;

c)   this Environmental Agreement was signed and delivered by Lenox, Incorporated as its duly authorized and voluntary act;

d)   this person knows the proper seal of the corporation which was affixed to this Environmental Agreement; and

e)   this person signed this proof to attest to the truth of these facts.

By:

(Signed) Secretary/Assistant Secretary

Print Name and Title of Signatory

Sworn to and subscribed to before

me this __ day of _____________, 2006

Notary Public

Exhibit “D”

FIRPTA CERTIFICATION

D-1

Exhibit “D”

CERTIFICATION

Section 1445 of the Internal Revenue code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Buyer (“Buyer”) that withholding of tax is not required upon the disposition of U.S. real property interests by Lenox, Incorporated (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1.

Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations). Seller’s U.S. employer identification number is 21-0498476.

2.

Seller’s office address is 1414 Radcliffe Street, Bristol, PA 19007. Seller understands that this Certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Seller.

LENOX GROUP INC

By:

Sworn to and subscribed before me this_____ day of __________, 2006.

Notary Public My Commission Expires:

D-2